Execution Version

CREDIT AGREEMENT

by and among

ONLINE RESOURCES CORPORATION,

as the Company,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

OBSIDIAN, LLC

as the Agent

Dated as of July 3, 2006

SCHEDULE A SCHEDULE B SCHEDULE 4.9 SCHEDULE 4.10 SCHEDULE 5.1	— — — — —	Information Relating to Lenders Defined Terms Securities Accounts; Deposit Accounts Landlord Consent, Estoppel and Collateral Access Agreement The Company and Subsidiaries;

Ownership of Subsidiary Stock

SCHEDULE 5.2(c) SCHEDULE 5.3 SCHEDULE 5.5(b) SCHEDULE 5.5(c) SCHEDULE 5.6 SCHEDULE 5.8 SCHEDULE 5.11 SCHEDULE 5.13 SCHEDULE 5.18 SCHEDULE 10.1 SCHEDULE 10.2 SCHEDULE 10.3 SCHEDULE 10.4	— — — — — — — — — — — — —	Consents, Approvals, Government Authorizations, etc.
Financial Statements
Real Property Assets
Intellectual Property
Certain Litigation
Material Contracts
ERISA Disclosure
Environmental Matters
Existing Indebtedness and Contingent Obligations; Liens
Existing Indebtedness
Existing Liens
Existing Investments
Existing Contingent Obligations

EXHIBIT A EXHIBIT B EXHIBIT C	— — —	Form of Note Form of Compliance Certificate Matters to be covered in Opinion of Counsel for the the Company and the Subsidiary Guarantors

EXHIBIT D EXHIBIT E EXHIBIT F EXHIBIT G EXHIBIT H	— — — — —	Form of Assignment Agreement Form of Solvency Certificate Form of Subsidiary Guaranty Form of Security Agreement Form of Certificate of Designations

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of July 3, 2006, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and OBSIDIAN, LLC, a Delaware limited liability company, as the agent and collateral agent for the Lenders (“Obsidian” and in such capacity, together with its successors and assigns in such capacity, “Agent”), ONLINE RESOURCES CORPORATION, a Delaware corporation (the “Company”).

R E C I T A L S

WHEREAS, the Company has formed Online Resources Acquisition Co., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Company, Merger Sub, and Princeton eCom Corporation, a Delaware corporation (“Princeton”) have entered into that certain Agreement and Plan of Merger, dated as of April 11, 2006 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Princeton with Princeton as the surviving entity (the “Merger”) for cash consideration of approximately $195 million (the “Merger Consideration”);

WHEREAS, the Company has requested that Agent and Lenders enter into certain financing arrangements with the Loan Parties in order to (a) partially finance the Merger, (b) pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, the Related Agreements, and the transactions contemplated hereby and thereby, and (c) finance ongoing working capital, capital expenditures, and general corporate needs of the Loan Parties;

WHEREAS, the Company desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Agent, on behalf of Lenders, a first priority Lien on substantially all of its real, personal and mixed property; and

WHEREAS, all of the Subsidiaries of the Company have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to Agent, on behalf of Lenders, a first priority Lien on substantially all of their real, personal and mixed property.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Company, Lenders and Agent agree as follows:

1. DEFINITIONS.

1.1. Certain Defined Terms. Certain capitalized terms used in this Agreement and the other Loan Documents are defined in Schedule B.

1.2. Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Company to the Lenders pursuant to clauses (b), (c) and (l) of Section 7 shall be prepared in accordance with GAAP as in effect at the time of such preparation. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Company or Required Lenders shall so request, the Agent, Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

1.3. Other Definitional Provisions and Rules of Construction.

(a)     Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

(b)     References to “Sections” shall be to Sections, of this Agreement unless otherwise specifically provided. References to a “Schedule” or an “Exhibit” shall be to Schedules and Exhibits, respectively, attached to this Agreement, in each case unless otherwise specifically provided.

(c)     The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

(d)     References to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, restated, supplemented or otherwise modified from time to time and in effect at any given time unless specifically provided otherwise.

2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS.

2.1. Commitments; Making of Loans; Notes.

(a)     Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company herein set forth, each Lender hereby severally and not jointly agrees to lend to the Company on the Closing Date the amount set forth opposite its name on Schedule A annexed hereto (each such loan, a “Loan” and together, the “Loans”). Amounts borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.

(b)     Disbursement of Funds. All Loans under this Agreement shall be made by Lenders simultaneously and in the amounts set forth on Schedule A hereto, it being understood that neither Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make a Loan hereunder as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder.

(c)     Notes. The Company shall execute and deliver on the Closing Date to Lenders a note (a “Note”, collectively the “Notes”) substantially in the form of Exhibit A annexed hereto to evidence each Lender’s Loan, in the principal amount of that Lender’s Loan and with other appropriate insertions.

2.2. Interest on the Loans.

(a)     Rate of Interest. Subject to the provisions of Sections 22 and 24.7, each Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate of LIBOR plus 7.0% per annum.

(b)     Interest Payments. Subject to the provisions of Section 2.2(c), interest on the Loans shall be payable in arrears on and to each Interest Payment Date, upon any prepayment of the Loans (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

(c)     Computation of Interest. Interest on the Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

2.3. General Provisions Regarding Payments.

(a) Manner and Time of Payment. All payments by the Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Lenders not later than 12:00 Noon (New York City time) on the date due in accordance with Section 14 hereof; funds received by Agent after that time on such due date shall be deemed to have been paid by the Company on the next succeeding Business Day.

(b) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

(c) Apportionment of Payments. Aggregate principal and interest payments in respect of Loans shall be apportioned among all outstanding Loans, in each case pro rata according to the respective unpaid principal amounts of the Loans owed to the Lenders.

(d) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

2.4. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by the Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.5. Determination of Applicable Interest Rate. As soon as practicable after 10:00 A.M. (Los Angeles time) on each Interest Rate Determination Date, Agent shall determine (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the Loans for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Company and each Lender.

3. CLOSING; FEES.

3.1. Closing. The funding of the Loans shall occur at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, NY 10005 at 10:00 a.m., New York time, at a closing (the “Closing”) on July 3, 2006 or on such other Business Day thereafter as may be agreed upon by the Company and the Agent (such date, the “Closing Date”). At the Closing the Company will deliver to each Lender the Notes evidencing the Loans extended by such Lender in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Lender may request) dated the date of the Closing and registered in such Lender’s name (or in the name of any Lender nominee), against delivery by such Lender to the Company or its order of immediately available funds in the amount of the face amount of the Loan being extended by such Lender by wire transfer of immediately available funds for the account of the Company to account number 200 201 8307 at Bank of America NA (Maryland), ABA# 026 009 593, named Online Resources Corporation. If at the Closing the Company shall fail to tender such Notes to any Lender as provided in Section 2.1(c), or any of the conditions specified in Section 4 shall not have been fulfilled to any Lender’s satisfaction, such Lenders shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Lender may have by reason of such failure or such non-fulfillment.

3.2. Expenses. Without limiting the provisions of Section 15.1 but subject to the terms of that certain commitment letter, dated as of April 11, 2006, between the Company and Tennenbaum Capital Partners, LLC, on the Closing Date, the Company will pay to each Lender and the Agent the reasonable fees and disbursements of legal counsel and consultants and such other expenses, including, without limitation, search fees, diligence fees and expenses, documentation fees and filing fees, incurred by the Lenders and the Agent in connection with the transactions contemplated herein, set forth in a statement (accompanied by reasonable detail) delivered to the Company on or prior to the Closing Date, and thereafter the Company will pay, promptly upon receipt of a supplemental statement therefor (accompanied by reasonable detail), such additional reasonable fees and expenses, if any, as the Lenders and the Agent may incur in connection with such transactions.

3.3. Yield Enhancement Fee. At the Closing, the Company shall pay to each Lender a fee (the “Yield Enhancement Fee”) in an amount equal to 2.00% of the principal amount of the Loans extended by such Lender. All fees paid pursuant to this Section 3.3 shall be fully earned and nonrefundable as of the date of payment thereof.

3.4. Obligation of the Lenders. The Company hereby acknowledges and agrees that no Lender shall have any obligation to extend the Loans or otherwise consummate the transactions contemplated by this Agreement if any of the conditions described in Section 4 have not been satisfied to such Lender’s satisfaction at or prior to the Closing.

4. CONDITIONS TO CLOSING. Each Lender’s obligation to extend the Loans at the Closing is subject to the fulfillment to the Lenders’ satisfaction or written waiver, on or before the Closing Date, of the following conditions:

4.1. Representations and Warranties. The representations and warranties of the Loan Parties in each of the Loan Documents shall be true and correct when made and at the time of the Closing.

4.2. Performance; No Default. Each Loan Party shall have performed and complied with all agreements and conditions contained in each of the Loan Documents required to be performed or complied with by it prior to or at the Closing and, immediately prior to and after giving effect to the extension of the Loans (and the application of the proceeds thereof in accordance with Sections 5.10(b) and 9.12) no Default or Event of Default shall have occurred and be continuing.

4.3. Officer’s Certificate. The Company shall have delivered to the Agent an Officer’s Certificate, dated as of the Closing Date, certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4. Certificates; Good Standing Certificates. On or before the Closing Date, the Agent shall have received the following from or with respect to each Loan Party:

(a)     A certificate, dated the Closing Date and signed by the secretary or similar officer of such Loan Party, certifying (i) that the attached copies of the Organizational Documents of such Loan Party, and resolutions of the Governing Body of such Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents and the Related Agreements to which it is a party and the transactions contemplated hereby and thereby are all true, complete and correct and remain unamended and in full force and effect as of the Closing Date, and (ii) the incumbency and specimen signature of each officer of such Loan Party executing any Loan Documents on the Closing Date to which it is a party or any other document delivered in connection herewith and therewith on behalf of such Loan Party;

(b)     A copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which such Loan Party is organized, dated reasonably near the Closing Date, listing the Organizational Documents of such Loan Party and each amendment thereto on file in such office and certifying that (i) such amendments are the only amendments to such Loan Party’s Organizational Documents on file in such office, (ii) such Loan Party has paid all franchise taxes due and payable on or prior to the date of such certificate and (iii) such Loan Party is duly organized and in good standing under the laws of such jurisdiction; and

(c)     A copy of a certificate of the Secretary of State or other applicable Governmental Authority of each jurisdiction in which such Loan Party is required to be qualified as a foreign entity, dated reasonably near the Closing Date, stating that such Loan Party is duly qualified and in good standing as a foreign corporation or entity in each such jurisdiction and has filed all annual reports required to be filed to the date of such certificate.

4.5. Loan Documents. On or before the Closing Date, the Company shall, and shall cause each other Loan Party to, have delivered to the Lenders, each of the following duly executed and delivered by the party or parties thereto and, unless otherwise noted, dated the Closing Date:

(a)     The Notes evidencing the Loans in the form of Exhibit A;

(b)     Each of the other Loan Documents, including the Subsidiary Guaranty and Security Agreement; and

(c)     Such other documents as a Lender or the Agent may reasonably request.

4.6. Opinions of Counsel. The Agent shall have received opinions in form and substance satisfactory to the Agent, dated the Closing Date and addressed to the Lenders and the Agent from Greenberg Traurig, LLP, counsel for the Loan Parties, covering the matters set forth in Exhibit C and covering such other matters incident to the transactions contemplated hereby as the Agent may reasonably request (and the Company hereby instructs its counsel to deliver such opinions to the Lenders and the Agent).

4.7. Payment of Fees and Expenses. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing Date (a) each Lender’s and the Agent’s expenses required to be paid by Section 3.2, including the fees, charges and disbursements of such Lender’s or the Agent’s counsel to the extent reflected in a statement rendered to the Company at least one Business Day prior to the Closing Date, and (b) the Yield Enhancement Fee.

4.8. Changes in Corporate Structure. (i) No Loan Party shall have (a) changed its jurisdiction of formation, (b) been a party to any merger or consolidation (other than the Merger) or (c) succeeded to all or any substantial part of the liabilities of any other entity, in each case at any time since December 31, 2005.

4.9. Security Interests in Personal and Mixed Property. To the extent not otherwise satisfied pursuant to Section 4.10, the Collateral Agent shall have received evidence satisfactory to it that the Company and the other Loan Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (b), (c) and (d) below) that may be necessary or, in the opinion of the Collateral Agent, desirable in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral. Such actions shall include the following:

(a)     Stock Certificates and Instruments. Delivery to the Collateral Agent of (i) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to the Collateral Agent) representing all Capital Stock pledged pursuant to the Security Agreement and (ii) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to the Collateral Agent) evidencing any Collateral;

(b)     Lien Searches and UCC Termination Statements. Delivery to the Collateral Agent of (i) the results of a recent search, by a Person satisfactory to the Collateral Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal property of any Loan Party, together with copies of all such filings disclosed by such search, and (ii) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

(c)     UCC Financing Statements and Fixture Filings. Delivery to the Collateral Agent of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Loan Party (if required) with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

(d)     PTO Cover Sheets, Etc. Delivery to the Collateral Agent of all cover sheets or other documents or instruments required to be filed with the United States Patent and Trademark Office in order to create or perfect Liens in respect of any IP Collateral;

(e)     Control Agreements. Delivery to the Collateral Agent of such control agreements with Bank of America in order to perfect Liens in respect of Deposit Accounts and Securities Accounts identified on Schedule 4.9 hereto;

(f)     Opinions of Local Counsel. Delivery to the Collateral Agent of opinions of outside counsel to the Loan Parties (which counsel shall be reasonably satisfactory to the Collateral Agent) under the laws of each jurisdiction in which any Loan Party or any personal or mixed property Collateral is located with respect to the creation and perfection of the security interests in favor of the Collateral Agent in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent.

4.10. Landlord Consents, Estoppels and Collateral Access Agreements. The Collateral Agent shall have received from the Company and each applicable Subsidiary Guarantor a Landlord Consent, Estoppel and Collateral Access Agreement with respect to each Real Property Asset listed in Schedule 4.10.

4.11. Evidence of Insurance. The Collateral Agent shall have received a certificate from the Company’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 9.3(b) is in full force and effect and that Collateral Agent on behalf of the Secured Parties has been named as additional insured and/or loss payee thereunder to the extent required under Sections 9.3(b) and 9.3(d).

4.12. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents and the Related Agreements and all other agreements, documents and instruments incident to such transactions shall be satisfactory to the Lenders and the Agent, and the Lenders and the Agent shall have received all such counterpart originals or certified or other copies of such documents as the Lenders or Agent may reasonably request.

4.13. No Judgment or Orders; No Actions Pending.

(a)     There shall not be any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Applicable Law which would prohibit the extension of the Loans hereunder or subject any Lender or the Agent to any onerous condition or any penalty under or pursuant to any Applicable Law if the Loans were to be extended hereunder; and

(b)     There shall be no suit, action, investigation, inquiry or other proceeding by any Governmental Authority or any other Person or any other legal or administrative proceeding pending or, to the Company’s knowledge, threatened which questions the validity or legality of the transactions contemplated by this Agreement or the other Loan Documents or the Related Agreements or which seeks damages or injunctive or other equitable relief in connection therewith.

4.14. Purchase Permitted By Applicable Law, Etc. On the Closing Date the extension of the Loans by the Lenders shall (a) be permitted by the laws and regulations of each jurisdiction to which the Lenders are subject, (b) not violate any Applicable Law (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System), (c) not require registration or qualification of the Notes under any Applicable Law (including, without limitation, any applicable federal or state securities laws), and (d) not subject the Lenders to any tax, penalty or liability under or pursuant to any Applicable Law which was not in effect on the date hereof. If requested by the Lenders or the Agent, the Lenders or the Agent shall have received an Officer’s Certificate certifying as to such matters of fact as the Lenders or Agent may reasonably specify to enable the Lenders or Agent to determine whether such purchase is so permitted.

4.15. Solvency Certificate. The Agent shall have received an Officer’s Certificate duly executed by the chief executive officer and chief financial officer of the Company in substantially the form of Exhibit E (a “Solvency Certificate”) to the effect that (a) the Company and its Subsidiaries will be Solvent immediately after and giving effect to the Merger and upon the consummation of the transactions contemplated herein, in the other Loan Documents and in the Equity Documents; and (b) containing such other statements with respect to the solvency of the Company and its Subsidiaries and matters related thereto as the Agent or the Lenders shall request.

4.16. Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Applicable Law, necessary or desirable in connection with (a) the execution, delivery or performance (including, without limitation, the payment of interest on any Loan) by the Loan Parties, or enforcement against any Loan Party of the Loan Documents to which it is a party and (b) the Related Agreements, in each case including, without limitation, all federal, state and local regulatory filings, consents and approvals necessary or desirable in connection therewith, shall have been obtained and be in full force and effect, and the Agent shall have been furnished with appropriate evidence thereof (including, with respect to all federal, state and local regulatory filings, consents and approvals, opinions in form and substance satisfactory to the Agent, dated as of the Closing Date, from outside counsel for the Loan Parties reasonably satisfactory to the Agent covering the foregoing), and all waiting periods related thereto shall have lapsed or expired without extension or the imposition of any conditions or restrictions.

4.17. Related Agreements; Consummation of the Merger.

(a)     All conditions to the Related Transactions set forth in the Related Agreements shall have been satisfied or waived with the consent of the Agent, which consent shall not be unreasonably withheld, and the Related Transactions shall have become effective in accordance with the terms of the Related Agreements.

(b)     Each of the Lenders and the Agent shall have received a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith, together with copies of each of the opinions of counsel delivered to the parties under the Related Agreements, accompanied by a letter from each such counsel (to the extent not inconsistent with such counsel’s established internal policies) authorizing the Lenders and the Agent to rely upon such opinion to the same extent as though it were addressed to the Lenders and the Agent. Each Related Agreement shall be in full force and effect, and shall be in form and substance satisfactory to the Agent.

(c)     Agent shall have received an Officer’s Certificate from each of the Company, Merger Sub and Princeton to the effect that (a) such party has performed in all material respects all of its obligations in the Related Agreements required to be performed by such party on or before the Closing Date, (b) the representations and warranties of such party in the Related Agreements and in any certificate or other writing delivered by such party pursuant thereto (x) that are qualified by materiality or material adverse effect are true, correct and complete on and as of the Closing Date to the same extent as though made on and as of that date, and (y) that are not qualified by materiality or material adverse effect are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, and (c) the Merger Agreement is in full force and effect and no provision thereof has been modified or waived in any respect without the consent of Agent.

(d)     All conditions to the Merger set forth in the Merger Agreement to be performed at or prior to the Merger shall have been satisfied in all material respects or the fulfillment of any such conditions shall have been waived with the consent of Agent (which consent shall not have been unreasonably withheld).

(e)     The Merger shall have become effective in accordance with the terms of the Merger Agreement and the laws of the State of Delaware.

4.18. Equity Documents. The Company shall have executed and delivered the certificates representing the Series A-1 Convertible Preferred Stock to the holders thereof, and the issuance of the Series A-1 Convertible Preferred Stock shall not have triggered any preemptive rights of holders of the The Company’s outstanding securities, or such rights shall have been waived to the satisfaction of the Agent. The Equity Documents shall have been executed and delivered by each of the parties thereto and shall be in form and substance satisfactory to the Agent. Prior to or contemporaneously with the Closing, the transactions contemplated by the Equity Documents shall have been consummated.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. In order to induce the Lenders and the Agent to enter into this Agreement and to induce the Lenders to extend Loans, the Company represents and warrants to each Lender and the Agent that:

5.1. Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

(a)     Organization and Powers. Each of the Company and its Subsidiaries is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 5.1. Each of the Company and its Subsidiaries has all requisite power and authority to own and operate its Properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and Related Agreements to which it is a party and to carry out the transactions contemplated thereby.

(b)     Qualification and Good Standing. Each of the Company and its Subsidiaries is qualified to do business and in good standing in every jurisdiction where its Properties are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

(c)     Conduct of Business. The Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to Section 10.11.

(d)     Names; Capital Stock. The Company and each of its Subsidiaries as of the Closing Date, giving effect to the transactions contemplated hereby and by the Related Agreements, their correct names and their jurisdictions of organization, together with each such Person’s directors and senior officers, are identified in Schedule 5.1, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of Section 7(n). The Capital Stock of the Company and each of the Subsidiaries of the Company identified in Schedule 5.1 (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable, free and clear of any Lien, and none of such Capital Stock constitutes Margin Stock. Schedule 5.1 (as so supplemented) correctly sets forth, as of the Closing Date, the ownership interest of the Company and each of its Subsidiaries in each of the Subsidiaries of the Company identified therein, as well as the ownership interests of any other Persons therein. Each Subsidiary of the Company is a Domestic Subsidiary and a Wholly-Owned Subsidiary of the Company. Schedule 5.1 (as so amended) also sets forth each Affiliate of the Company as of the Closing Date.

(e)     Restrictions. No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than the Loan Documents and customary limitations imposed by Applicable Law) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding Capital Stock of such Subsidiary.

5.2. Authorization of Note Issuance, Etc.

(a)     Authorization of the Transactions. The execution, delivery and performance of the Loan Documents, the Equity Documents and the Related Agreements have been duly authorized by all necessary action on the part of each Loan Party (including, without limitation, all necessary action on the part of each Loan Party’s Governing Body) that is a party thereto.

(b)     No Conflict. The execution, delivery and performance by the Loan Parties of the Loan Documents, the Equity Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents, the Equity Documents and the Related Agreements do not and will not (i) violate any provision of any Applicable Law applicable to the Company or any of its Subsidiaries, the Organizational Documents of the Company or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on the Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Collateral Agent on behalf of the Secured Parties), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of the Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to the Lenders and the Agent.

(c)     Consents and Approvals, Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority or any other Person, including, without limitation, all federal, state and local regulatory filings, consents and approvals necessary in connection with the Related Agreements and the Loan Documents, is required in connection with the execution, delivery or performance by the Company and its Subsidiaries of this Agreement or any other Loan Document or any Related Agreement to which such Person is a party except (i) those set forth on Schedule 5.2(c), each of which has been obtained or filed and are in full force and effect, with all applicable waiting periods having lapsed without extension or the imposition of any conditions or restrictions, (ii) necessary authorizations from the Governing Bodies of the Loan Parties, each of which authorizations has been obtained as of the Closing Date, (iii) as may be required, in connection with the disposition of any Investments, by laws generally affecting the offering and sale of Securities and (iv) applicable state and federal regulatory consents relating to transfers of Securities or assets of regulated entities in connection with the exercise of remedies by the Collateral Agent or any of the Secured Parties under the Collateral Documents.

(d)     Binding Obligation. Each of the Loan Documents and Related Agreements has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3. Financial Condition. The Company has heretofore delivered to the Lenders and the Agent, at the Lenders’ and Agent’s request, the financial statements and information set forth in Schedule 5.3. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Neither the Company nor any of its Subsidiaries has (and will not have upon the Closing) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that, as of the Closing Date, is not reflected in the foregoing financial statements or the notes thereto and that, in any such case, is material in relation to the business, operations, Properties, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries.

5.4. No Material Adverse Effect; No Restricted Junior Payments. Since December 31, 2005, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by Section 10.5.

5.5. Title to Properties; Liens; Real Property; Intellectual Property.

(a)     Title to Properties; Liens. The Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in Real Property Assets, if any), (ii) valid leasehold interests in (in the case of Leasehold Properties and leasehold interests in personal Property), or (iii) good title to (in the case of all other personal Property), all of their respective Properties reflected in the financial statements referred to in Section 5.3 except for assets Disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 10.7. Except as permitted by this Agreement, all such Properties are free and clear of Liens.

(b)     Real Property. As of the Closing Date, Schedule 5.5(b) contains a true, accurate and complete list of (i) each Real Property Asset and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 5.5(b), each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(c)     Intellectual Property. As of the Closing Date, the Company and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business. Except as set forth on Schedule 5.6 with respect to Princeton, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Company know of any valid basis for any such claim. The use of such Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person. All federal and state and all foreign registrations of and applications for Intellectual Property that are owned or licensed by the Company or any of its Subsidiaries on the Closing Date are described on Schedule 5.5(c).

5.6. Litigation; Adverse Facts. Except as set forth in Schedule 5.6 annexed hereto, there are no Proceedings (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any Property of the Company or any of its Subsidiaries and that, if adversely determined to or against any Loan Party, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries (i) is in violation of any Applicable Laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, orders, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7. Payment of Taxes. Except to the extent permitted by Section 9.2, all tax returns and reports of the Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Company and its Subsidiaries and upon their respective Properties, income, businesses and franchises that are due and payable have been paid when due and payable. The Company knows of no proposed tax assessment against the Company or any of its Subsidiaries that is not being actively contested by the Company or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8. Compliance with Agreements and Laws; Material Contracts.

(a)     Neither the Company nor any of its Subsidiaries is in default under any material term of any material Contractual Obligation to which it is a party or by which it is bound. The Company and its Subsidiaries and all of their respective Properties and Facilities have complied at all times and in all respects with all federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations, except, in any case, where failure to comply would not have a Material Adverse Effect

(b)     Neither the consummation of the transactions contemplated under the Related Agreements, nor the grant by the Loan Parties of security interests in the Collateral as contemplated hereunder and under the other Loan Documents will conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation or material lease of the Company or any of its Subsidiaries.

(c)     Schedule 5.8 contains a true, correct and complete list of all the Material Contracts in effect as of the Closing Date. Except as described on Schedule 5.8 (as so supplemented), all such Material Contracts are in full force and effect and no material defaults currently exist thereunder.

5.9. Governmental Regulation.

Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding the Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the ICC Termination Act, as amended, or the Investment Company Act of 1940, as amended, or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or Contingent Obligations or which may otherwise render all or any portion of the Obligations unenforceable.

5.10. Securities Activities.

(a)     Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

(b)     No part of the proceeds from the Loans hereunder will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin Stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that Margin Stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “purpose of buying or carrying” shall have the meanings assigned to them in Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221).

5.11. Employee Benefit Plans.

(a)     the Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

(b)     No ERISA Event has occurred or is reasonably expected to occur.

(c)     Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 5.11, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

(d)     As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $1,000,000.

(e)     As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $1,000,000.

5.12. Certain Fees. Except as set forth in Schedule 5.12, neither the Company nor any of its Subsidiaries has incurred any broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby, and the Company hereby indemnifies the Lenders and the Agent against, and agrees that it will hold the Lenders and the Agent harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13. Environmental Protection. Except as set forth in Schedule 5.13:

(a)     To the Company’s knowledge, neither the Company nor any of its Subsidiaries nor any of their respective Properties or operations now or formerly owned, leased or operated by any of them are subject to any outstanding written order, consent decree or settlement agreement with any Person, and neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective Properties or operations now or formerly owned, leased or operated by any of them, alleging or relating to (i) any Environmental Law, (ii) any Environmental Claim, or (iii) any Hazardous Materials Activity;

(b)     neither the Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;

(c)     there are and, to the Company’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could form the basis of an Environmental Claim against the Company or any of its Subsidiaries (whether with respect to any now or formerly owned, leased or operated Properties or operations);

(d)     neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any predecessor of the Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Company’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and

(e)     compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

5.14. Employee Matters. There is no strike or work stoppage in existence or threatened involving the Company or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

5.15. Solvency.

(a)     Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

(b)     No transfer of Property is being made by the Company or any of its Subsidiaries and no obligation is being incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of the Company and its Subsidiaries.

5.16. Matters Relating to Collateral.

(a)     Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by Loan Parties, together with the actions taken on or prior to the date hereof pursuant to Sections 4.9, 9.7, 9.8 and 9.10, are effective to create in favor of Collateral Agent for the benefit of the Secured Parties, as security for the Obligations, a valid First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Collateral Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Collateral Agent and all necessary consents to the creation, effectiveness, priority and perfection of each such Lien have been obtained.

(b)     Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Collateral Agent pursuant to any of the Collateral Documents or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by Section 5.16(a) and except as described in Sections 5.2(c)(iii) and 5.2(c)(iv).

(c)     Absence of Third-Party Filings. Except such as may have been filed in favor of Collateral Agent as contemplated by Section 5.16(a) and as otherwise permitted pursuant to Section 10.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO.

(d)     Margin Regulations. The pledge of Capital Stock of the Loan Parties pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(e)     Information Regarding Collateral. All information supplied to Collateral Agent by or on behalf of any Loan Party with respect to any of the Collateral (whether pursuant to the Collateral Documents or otherwise and in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.17. Disclosure and Projections.

(a)     Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Company and its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents or Related Agreements) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Company or its Subsidiaries in writing to Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. No representation or warranty of any Loan Party contained in any Loan Document or Related Agreement or in any other document, certificate or written statement of any of the Loan Parties furnished to the Agent or the Lenders by or on behalf of the Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Loan Parties (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Agent and the Lenders for use in connection with the transactions contemplated hereby.

(b)     Projections. The Closing Date Projections have been diligently prepared on a basis consistent with the financial statements delivered to the Lenders and the Agent pursuant to Section 5.3, and are based on good faith estimates and assumptions believed by management of the Company to be reasonable as of the date of the Closing Date Projections, and there are no statements or conclusions in any of the Closing Date Projections which are based upon or include information known to any Loan Party or any of their Subsidiaries as of the date of the Closing Date Projections to be misleading in any material respect or which fail to take into account material information regarding the matters reported therein. On the Closing Date, the Company believes that the Closing Date Projections were reasonable, it being recognized by the Lenders and the Agent, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Closing Date Projections may differ from the projected results and such differences may be material.

5.18. Existing Indebtedness and Contingent Obligations; Future Liens.

(a)     Set forth on Part A of Schedule 5.18 is a true and complete list of all Indebtedness of each Loan Party outstanding immediately prior to the Closing that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness. Neither the Company nor any Subsidiary is in material default, and no waiver of default is currently in effect, in the performance of any agreements related to, or in the payment of any principal or interest on, any Indebtedness and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)     Set forth on Part B of Schedule 5.18 is a true and complete list of all Contingent Obligations of each Loan Party outstanding immediately prior to the Closing that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate amount of such Contingent Obligations. Neither the Company nor any Subsidiary is in material default under, and no waiver of default is currently in effect with respect to, any Contingent Obligations or agreements related thereto. No event or condition exists with respect to any Contingent Obligations of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Contingent Obligations to become fixed, due and payable.

(c)     Neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien.

5.19. Subordinated Indebtedness; Ranking. All liabilities of the Company and its Subsidiaries under the Loan Documents constitute direct, unconditional and general obligations of the Company and its Subsidiaries and rank in right of payment either pari passu or senior to all other Indebtedness and Contingent Obligations of the Company and its Subsidiaries. The Obligations constitute senior indebtedness that is entitled to the benefits of the subordination provisions, if any, of all Indebtedness and Contingent Obligations of the Company and its Subsidiaries.

5.20. Foreign Assets Control Regulations, Etc.

(a)     Neither the borrowing of the Loans by the Company hereunder nor its use of the proceeds thereof will violate (i) the United States Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”) or (iv) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001). No part of the proceeds from the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)     Neither the Company nor any Subsidiary (i) is or will become a “blocked person” as described in Section 1 of the Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is otherwise associated, with any such blocked person or any such Person.

(c)     The Company and its Subsidiaries and its Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001).

5.21. Related Agreements.

(a)     The Company has delivered to the Lenders and the Agent complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the date hereof and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the date hereof.

(b)     Each of the representations and warranties given by any Loan Party in any Related Agreement is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates). None of the representations or warranties of any Person in any Related Agreement contain any untrue statement of a material fact or omit any fact necessary to make such statements therein not misleading.

(c)     The Related Agreements are in full force and effect as of the Closing Date and have not been terminated, rescinded, or withdrawn, and no provision thereof has been waived by any of the parties thereto. No Loan Party that is party thereto is in default in the performance of, or compliance with, any provisions of the Related Agreements. The Related Agreements comply in all material respects with, and contemporaneously with the purchase and sale of the Loans hereunder on the Closing Date and upon the filing of the corresponding certificate of merger with the Secretary of State of the State of Delaware on the Closing Date, the Merger will be consummated in accordance with, all applicable laws. The transactions contemplated by the Related Agreements will be, contemporaneously with the extension of the Loans hereunder on the Closing Date, consummated in accordance with their respective terms. None of the representations or warranties of any Person in any Related Agreement contain any untrue statement of a material fact or omit any fact necessary to make such statements therein not misleading.

(d)     Notwithstanding anything in the Related Agreements to the contrary, the representations and warranties of each Loan Party set forth in this Section 5.21 shall, solely for purposes hereof, survive the Closing Date and the consummation of the Merger for the benefit of the Lenders and the Agent.

5.22. Representations of other Loan Parties. The representations and warranties of each Subsidiary Guarantor contained in the Loan Documents to which it is a party are true and correct as of the date they are made and shall be true and correct at the time of the Closing.

6. REPRESENTATIONS OF THE LENDERS. In order to induce the Loan Parties to enter into this Agreement, each of the Lenders, severally and not jointly, represents and warrants to the Company that:

6.1. Due Authorization The execution, delivery and performance of the Loan Documents to which the Lender is a party have been duly authorized by all necessary action on the part of the Lender.

6.2. Binding Obligation. Each of the Loan Documents to which the Lender is a party has been duly executed and delivered by such Lender and is the legally valid and binding obligation of such Lender, enforceable against such Lender in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

6.3. ERISA. Either (i) no part of the funds used by it to extend Loans hereunder constitutes assets of any “employee benefit plan” (as defined in Section 3(3) of ERISA) or “plan” (as defined in Section 4975 of the Code) or (ii) the extension of the Loans by it is exempt from the restrictions on prohibited transactions of ERISA and the Code pursuant to one or more statutory, regulatory or administrative exemptions.

7. INFORMATION AS TO THE COMPANY. The Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. The Company will deliver to each Lender and the Agent:

(a)     Events of Default, Etc.: Promptly upon any officer of the Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default, or becoming aware that any Lender or the Collateral Agent has given any notice or taken any other action with respect to a claimed Default or Event of Default or, (ii) that any Person has given any notice to the Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 11(f), or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Default, Event of Default, default, event or condition, and what action the Company or its Subsidiaries, as applicable, has taken, is taking and proposes to take with respect thereto;

(b)     Monthly and Quarterly Financials: As soon as available and in any event within 20 days after the end of each month and within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (i) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal period and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared for such fiscal period, all in reasonable detail and certified by the chief financial officer of the Company that they were prepared in accordance with GAAP and fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (ii) a narrative report describing the operations of the Company and its Subsidiaries in the form prepared for presentation to senior management for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period;

(c)     Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated balance sheets of the Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of the Company that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (ii) a narrative report describing the operations of the Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (iii) in the case of such consolidated financial statements, a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by the Company, which report shall be unqualified, shall express no doubts about the ability of the Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(d)     Compliance Certificates: Together with each delivery of financial statements of the Company and its Subsidiaries pursuant to clauses (b) and (c) of this Section 7, (i) an Officer’s Certificate of the Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes a Default or an Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto; and (ii) in respect of quarterly and annual financial statements delivered pursuant to clauses (b) and (c) of this Section 7, a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 10, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

(e)     Reconciliation Statements: If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 5.3, the consolidated financial statements of the Company and its Subsidiaries delivered pursuant to (b) or (c) of this Section 7 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then (i) together with the first delivery of financial statements pursuant to clause (b) or (c) of this Section 7 following such change, consolidated financial statements of the Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (ii) together with each delivery of financial statements pursuant to clause (b) or (c) of this Section 7 following such change, subject to Section 24.3, a written statement of the Senior Financial Officer of the Company setting forth the differences (including, subject to Section 24.3, any differences that would affect any calculations relating to the financial covenants set forth in Sections 10.6 and 10.8) which would have resulted if such financial statements had been prepared without giving effect to such change;

(f)     Accountants’ Reports: Promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to the Company or any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of the Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

(g)     SEC Filings and Press Releases: Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its security holders or by any Subsidiary of the Company to its security holders other than the Company or another Subsidiary of the Company, (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (iii) all press releases and other statements made available generally by the Company or any of its Subsidiaries to the public concerning material developments in the business of the Company or any of its Subsidiaries;

(h)     Litigation or Other Proceedings: (i) Promptly upon any executive officer of the Company obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting the Company or any of its Subsidiaries or any Property of the Company or any of its Subsidiaries not previously disclosed in writing by the Company to the Lenders and the Agent or (2) any material development in any Proceeding that, in any case:

A. if adversely determined, has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to the Company and its Subsidiaries of giving rise to a Material Adverse Effect; or

B. seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to the Company to enable the Lenders, the Agent and their counsel to evaluate such matters; and (ii) within 20 days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, the Company or any of its Subsidiaries equal to or greater than $2,000,000, and promptly after request by any Lender or the Agent such other information as may be reasonably requested by such Lender or the Agent to enable such Lender, the Agent and its counsel to evaluate any of such Proceedings;

(i)     ERISA Events: Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(j)     ERISA Notices: With reasonable promptness, copies of (i) all notices received by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (ii) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as any Lender or the Agent shall reasonably request;

(k)     Insurance: As soon as practicable after any material change in insurance coverage maintained by the Company and its Subsidiaries notice thereof to each Lender and the Agent specifying the changes and reasons therefor;

(l)     Damage or Destruction. The Company will give each Lender and the Agent prompt notice of any loss, damage, or destruction of Property in excess of $2,000,000, whether or not covered by the insurance policies described in Section 9.3;

(m)     New Subsidiaries: Promptly upon any Person becoming a Subsidiary of the Company, a written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Company and (ii) all of the data required to be set forth in Schedule 5.1 with respect to all Subsidiaries of the Company (it being understood that such written notice shall be deemed to supplement Schedule 5.1 for all purposes of this Agreement);

(n)     Related Agreements: Promptly after (i) the sending, receiving or filing thereof, copies of all material notices, certificates or reports delivered pursuant to any Related Agreement and all other notices, certificates, or reports delivered pursuant to any Related Agreement which are reasonably requested by any Lender or the Agent and (ii) any Related Agreement is terminated, waived or amended in a manner that is materially adverse to the Company or any Subsidiary, a written statement describing such event with copies of such material amendments, and an explanation of any actions being taken with respect thereto; and

(o)     Other Information: With reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender or the Agent.

8. PREPAYMENT OF THE LOANS.

8.1. Maturity. The entire unpaid principal amount of the Loans, together with interest on such principal amount accrued to such date, shall be due and payable on the Maturity Date.

8.2. Permitted Optional Redemptions. The Company may, at its option from and after the Closing, upon 30 days’ prior written notice by the Company to the Agent and each Lender, prepay at any time, or from time to time, all or any part of, the Loans at the prepayment prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable prepayment date:

If Prepaid:	Percentage
From and After the Closing But Prior to July 3, 2007	102%

From and After July 3, 2007 But Prior to July 3, 2008	101%

From and After July 3, 2008	100%

8.3. Mandatory Prepayments. The Loans shall be prepaid in the amounts and under the circumstances set forth below at the prepayment prices (expressed as percentages of principal amount) set forth in Section 8.2 hereof plus accrued and unpaid interest thereon, if any, to the applicable prepayment date, all such prepayments to be applied as set forth below:

(a)     Prepayments From Net Asset Sale Proceeds. No later than the date of receipt by the Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, the Company shall either (1) prepay Loans with an aggregate prepayment price equal to 100% of such Net Asset Sale Proceeds or (2), so long as no Default or Event of Default shall have occurred and be continuing and to the extent that aggregate Net Asset Sale Proceeds from the Closing Date through the date of determination do not exceed $4,000,000, deliver to Agent an Officer’s Certificate setting forth (x) that portion of such Net Asset Sale Proceeds that the Company or such Subsidiary intends to reinvest in equipment or other productive assets of the general type used in the business of the Company and its Subsidiaries within 180 days of such date of receipt and (y) the proposed use of such portion of the Net Asset Sale Proceeds and such other information with respect to such reinvestment as Agent may reasonably request, and the Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such portion to such reinvestment purposes. In addition, the Company shall, no later than 180 days after receipt of such Net Asset Sale Proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make an additional prepayment of the Loans in the full amount of all such Net Asset Sale Proceeds.

(b)     Prepayments and Reductions Due to Issuance of Indebtedness. On the date of receipt of the Net Debt Proceeds from the issuance of any Indebtedness of the Company or any of its Subsidiaries after the Closing Date, other than Indebtedness permitted pursuant to Section 10.1, the Company shall prepay Loans with an aggregate prepayment price equal to such Net Debt Proceeds.

8.4. Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations. Concurrently with any prepayment of the Loans pursuant to Sections 8.3(a) or (b), the Company shall deliver to Agent an Officer’s Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds or Net Debt Proceeds, as the case may be, that gave rise to such prepayment and/or reduction. In the event that the Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer’s Certificate, the Company shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and the Company shall concurrently therewith deliver to Agent an Officer’s Certificate demonstrating the derivation of the additional amount resulting in such excess.

8.5. Allocation of Partial Prepayments. In the case of each partial prepayment of the Loans, the principal amount of the Loans to be prepaid shall be allocated among each Lender’s portion of the Loans at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.6. Maturity; Surrender, Etc. In the case of each prepayment of Loans pursuant to this Section 8, the principal amount of each Loan to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued and unpaid to such date and the applicable premium, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and premium, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note evidencing a Loan paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Loan.

8.7. Purchase of Loans by the Company. The Company will not and will not permit any Subsidiary to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Loans except upon the payment or prepayment of the Loans in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Subsidiary pursuant to any payment, prepayment or purchase of Loans pursuant to any provision of this Agreement, no Loans may be made in substitution or exchange for such repaid, prepaid or purchased Loans and no Notes may be issued in substitution or exchange for any such Notes.

8.8. Prepayment Premium.

(a)     If, at any time prior to July 3, 2008, (i) the Loans are accelerated for any reason, including, without limitation, because of default, sale, transfer or encumbrance (including that by operation of law or otherwise), or (ii) the Loans are repaid for any reason (including, without limitation, pursuant to a plan of reorganization or otherwise as part of any insolvency, bankruptcy or similar proceeding) following the occurrence of an Event of Default or otherwise and whether or not the Loans are accelerated, the prepayment premium above will also be due and payable as though said indebtedness was voluntarily prepaid and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Lenders’ lost profits as a result thereof. The prepayment premium shall be presumed to be the liquidated damages sustained by the Lenders as the result of the early termination and the Company agrees that it is reasonable under the circumstances currently existing. THE COMPANY EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW WHICH PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION.

(b)     The Company expressly agrees that: (i) the prepayment premium provided for herein is reasonable; (ii) the prepayment premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Lenders and the Company giving specific consideration in this transaction for such agreement to pay the prepayment premium; and (iv) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company expressly acknowledges that its agreement to pay the prepayment premium to the Lenders as herein described is a material inducement to the Lenders to make the Loans.

9. AFFIRMATIVE COVENANTS. The Company covenants that so long as any of the Loans are outstanding and until the payment in cash and performance in full of all Obligations, the Company will perform, and will cause each of its Subsidiaries to perform, all covenants in this Section 9:

9.1. Existence, Etc. Except as permitted under Section 10.7, the Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises material to its business; provided, however that neither the Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Governing Body of the Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Company, such Subsidiary, the Lenders or the Agent.

9.2. Payment of Taxes and Claims; Tax.

(a)     The Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

(b)     The Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Company or any of its Subsidiaries).

9.3. Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds.

(a)     Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in reasonably good repair, working order and condition, ordinary wear and tear excepted, or replace, all material Properties used or useful in the business of the Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

(b)     Insurance. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the Properties and businesses of the Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for Persons similarly situated in the industry. Without limiting the generality of the foregoing, the Company will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to the Collateral Agent in its commercially reasonable judgment. Each such policy of insurance shall (1) name the Collateral Agent for the benefit of the Secured Parties as an additional insured thereunder as its interests may appear and (2) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent for the benefit of the Secured Parties as the loss payee thereunder for any covered loss in excess of $2,500,000 and provides for at least 30 days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy.

(c)     Application of Net Insurance/Condemnation Proceeds.

(i) Business Interruption Insurance. Upon receipt by the Company or any of its Subsidiaries of any business interruption insurance proceeds, (1) so long as no Default or Event of Default shall have occurred and be continuing, the Company or such Subsidiary may retain and apply such proceeds for working capital purposes, and (2) if a Default or an Event of Default shall have occurred and be continuing, the Company shall deliver such proceeds to the Collateral Agent to hold as Collateral for the Obligations, such proceeds to be thereafter released to the Company or applicable Subsidiary for use in accordance with clause (1) above at such time as no Default or Event of Default has occurred and is then continuing;

(ii) Net Insurance/Condemnation Proceeds Received by the Company. Upon receipt by the Company or any of its Subsidiaries of any Net Insurance/ Condemnation Proceeds (other than from business interruption insurance) in excess of $2,500,000, the Company will, or will cause the Subsidiary recipient to, promptly pay such Net Insurance/Condemnation Proceeds over to the Collateral Agent (and the Collateral Agent is hereby authorized to collect all such insurance and condemnation proceeds directly) to be held by the Collateral Agent as Collateral for the Obligations and to be disbursed to the Company under a schedule reasonably satisfactory to the Collateral Agent for application to the cost of repairs, replacements, or restorations of the Property to which such proceeds relate; provided, that the Collateral Agent shall disburse such proceeds to the Company (or such other relevant Loan Party) (under a schedule as provided above) so long as (i) no Default or Event of Default shall have occurred and be continuing and (ii) the affected Loan Party shall provide the Collateral Agent with reasonably detailed plans respecting the costs and methods of repairs, replacements or restoration. Until the Collateral Agent applies any such Net Insurance/Condemnation Proceeds as set forth in the immediately preceding sentence, the Collateral Agent shall continue to hold such Net Insurance/Condemnation Proceeds as Collateral for the Obligations.

(iii) Net Insurance/Condemnation Proceeds Received by the Collateral Agent. Upon receipt by the Collateral Agent of any Net Insurance/Condemnation Proceeds as loss payee or otherwise, such Net Insurance/Condemnation Proceeds shall be available to the Company and its Subsidiaries in accordance with Section 9.3(c)(ii) as if directly received by the Company or its Subsidiaries (and, to the extent consistent with such clauses, the Collateral Agent shall either hold such Net Insurance/Condemnation Proceeds in the Collateral Account as Collateral for the Obligations or deliver such Net Insurance/Condemnation Proceeds to the Company or its Subsidiaries).

(iv) Repair, Replacement and Restoration. Any repairs, replacements, or restorations undertaken in accordance with Section 9.3(c) with Net Insurance/Condemnation Proceeds shall be effected with reasonable promptness and shall, to the extent commercially feasible, be of a quality and value at least equal to the quality and value of the respective Property prior to the damage or destruction of such Property giving rise to such Net Insurance/Condemnation Proceeds.

(d)     Separate Insurance. The Company will not, and will not suffer or permit its Subsidiaries to, take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under Section 9.3(b), unless the Collateral Agent is included thereon as named insured with the loss payable to the Collateral Agent under a lender’s loss payable endorsement or its equivalent. The Company immediately shall notify the Collateral Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to the Collateral Agent.

9.4. Inspection Rights; Lender Meeting.

(a)     Inspection Rights. The Company will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender or the Agent to visit and inspect any of the Properties of the Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that the Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice, at such reasonable times during normal business hours and as often as may reasonably be requested. Unless an Event of Default has occurred and is continuing, up to two inspections by the Agent and/or its authorized representatives in any calendar year shall be at the expense of the Company. Upon the occurrence and during the continuance of an Event of Default, all such inspections shall be at the expense of the Company.

(b)     Lender Meeting. The Company will, upon the request of the Required Lenders or the Agent and at the expense of the Company, participate in a meeting of the Lenders and the Agent once during each Fiscal Year to be held at the Company’s principal offices (or at such other location as may be agreed to by the Company and the Agent) at such time as may be agreed to by the Company and the Agent.

9.5. Compliance with Laws, Etc. The Company will comply, and will cause each of its Subsidiaries and all other Persons on or occupying any Facilities to comply, with the requirements of all Applicable Laws (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

9.6. Environmental Matters.

(a)     Environmental Disclosure. The Company will deliver to the Collateral Agent and each Lender:

(i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Company or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (B) any remedial action taken by the Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (C) the Company’s or any Subsidiary’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by the Company or any of its Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (B) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (C) any request for information from any governmental agency that suggests such agency is investigating whether the Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity; and

(iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by the Company or any of its Subsidiaries that could reasonably be expected to (1) expose the Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of the Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (B) any proposed action to be taken by the Company or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject the Company or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(b)     The Company’s Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

(i) Remedial Actions Relating to Hazardous Materials Activities. The Company will, in compliance with all applicable Environmental Laws, promptly undertake, and will cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim.

(ii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. The Company will promptly take, and will cause each of its Subsidiaries promptly to take, any and all actions necessary to (A) cure any violation of applicable Environmental Laws by the Company or its Subsidiaries that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (B) make an appropriate response to any Environmental Claim against the Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

9.7. Execution of Subsidiary Guaranty and Personal Property Collateral Documents After the Closing Date.

(a)     Execution of Subsidiary Guaranty and Personal Property Collateral Documents. In the event that any Person becomes a Domestic Subsidiary of the Company after the date hereof, the Company will promptly notify the Lenders and the Agent of that fact and cause such Domestic Subsidiary to execute and deliver to the Lenders and the Collateral Agent a Subsidiary Guaranty Joinder and a Security Agreement Joinder and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in Section 4.9) as may be necessary or, in the opinion of the Collateral Agent, desirable to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected First Priority Lien on all of the personal and mixed Property of such Domestic Subsidiary described in the applicable forms of Collateral Documents. In addition, as provided in the Security Agreement, the Company will, or will cause the Subsidiary that owns the Capital Stock of such Person, to execute and deliver to the Collateral Agent a supplement to the Security Agreement and to deliver to Collateral Agent all certificates representing such Capital Stock of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank).

(b)     Foreign Subsidiaries. In the event that any Person becomes a Foreign Subsidiary of the Company after the date hereof, the Company will promptly notify the Lenders and the Collateral Agent of that fact and, if such Subsidiary is directly owned by the Company or a Domestic Subsidiary, cause such Subsidiary to execute and deliver to the Lenders and the Collateral Agent such documents and instruments and take such further actions (including actions, documents and instruments comparable to those described in Section 4.9) as may be necessary, or in the reasonable opinion of the Collateral Agent, desirable to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected First Priority Lien on 66% of the Capital Stock of such Foreign Subsidiary, to the extent permitted by Applicable Law.

(c)     Subsidiary Organizational Documents, Legal Opinions, Etc. The Company will deliver to each Lender and the Collateral Agent, together with such Loan Documents described in this Section 9.7, (i) certified copies of such Subsidiary’s Organizational Documents, together with, if such Subsidiary is a Domestic Subsidiary, a good standing certificate from the Secretary of State of the jurisdiction of its organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to the Lenders and the Collateral Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (A) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (B) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, (iii) an executed supplement to the Security Agreement evidencing the pledge of the Capital Stock of such Subsidiary by the Company or a Subsidiary of the Company that owns such Capital Stock, accompanied by certificate evidencing such Capital Stock, together with an irrevocable undated stock powers duly endorsed in blank and satisfactory in form and substance to the Collateral Agent, and (iv) a favorable opinion of outside counsel to such Subsidiary, from such counsel and in form and substance reasonably satisfactory to the Collateral Agent, as to (A) the due organization and good standing of such Subsidiary, (B) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (C) the enforceability of such Loan Documents against such Subsidiary and (D) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as the Collateral Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to the Collateral Agent.

9.8. Matters Relating to Real Property Collateral.

(a)     Additional Mortgages, Etc. From and after the Closing Date, in the event that (i) the Company or any Subsidiary Guarantor acquires any Real Property Asset in fee interest or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any Real Property Asset in fee interest, in the case of clause (ii) above excluding any such Real Property Asset the encumbrancing of which requires the consent of any then-existing senior lienholder, where the Company and its Subsidiaries have attempted in good faith, but are unable, to obtain such senior lienholder’s consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being an “Additional Mortgaged Property”), the Company or such Subsidiary Guarantor will deliver to the Lenders and the Collateral Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, a fully executed and notarized Mortgage (an “Additional Mortgage”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property; and such opinions, appraisal, documents, title insurance, and environmental reports that may be reasonably required by the Collateral Agent.

(b)     Real Estate Appraisals. The Company will, and will cause each of its Subsidiaries to, permit an independent real estate appraiser satisfactory to the Collateral Agent, upon reasonable notice, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property satisfying the requirements of any Applicable Laws (in each case to the extent required under such Applicable Laws as determined by the Collateral Agent in its discretion).

(c)     Landlord Consent, Estoppel and Collateral Access Agreements. From and after the Closing Date, in the event that (i) the Company or any Subsidiary Guarantor acquires any Material Leasehold Property or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any Material Leasehold Property, the Company or such Subsidiary Guarantor will use commercially reasonable efforts to deliver to the Lenders and the Collateral Agent, as soon as practicable after such Person acquires such Material Leasehold Property or such Person becomes a Subsidiary Guarantor, as the case may be, a fully executed Landlord Consent, Estoppel and Collateral Access Agreement with respect to such Material Leasehold Property.

9.9. Deposit Accounts, Securities Accounts and Cash Management Systems. The Company will, and will cause each of its Domestic Subsidiaries to, use and maintain its Deposit Accounts, Securities Accounts and cash management systems in a manner reasonably satisfactory to the Lenders and the Collateral Agent. Except for Customer Payment Clearing Accounts, the Company will not permit such Deposit Accounts or Securities Accounts to have a 30-day weighted average principal balance in excess of $500,000 in aggregate at any time; provided that the foregoing limitation shall not apply to Deposit Accounts and Securities Accounts in respect of which the Company or such Domestic Subsidiary, as the case may be, has (i) delivered to the Lenders and the Collateral Agent an agreement, satisfactory in form and substance to the Collateral Agent and executed by the financial institution at which such Deposit Account or Securities Accounts is maintained, pursuant to which such financial institution confirms and acknowledges the Collateral Agent’s security interest in such Deposit Account or Securities Accounts and waives its rights to set-off with respect to amounts in such Deposit Account or Securities Account and (ii) taken all other steps necessary or, in the opinion of the Collateral Agent, desirable to ensure that the Collateral Agent has a perfected security interest in such Deposit Account or Securities Account; provided further that if the Company or such Domestic Subsidiary is unable to obtain such agreement from such financial institution the Company will, or will cause such Domestic Subsidiary to, within 30 days after receiving a written request by any Lender or the Collateral Agent to do so, transfer all amounts in the applicable Deposit Account or Securities Account to a Deposit Account or Securities Account maintained at a financial institution from which the Company or such Domestic Subsidiary has obtained such an agreement.

9.10. Further Assurances; Additional Collateral.

(a)     The Company will and will cause its Subsidiaries to do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Collateral Agent or any Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) subject any of the Properties, rights or interests covered by any of the Collateral Documents to the Liens created by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby and the First Priority nature thereof and (iv) better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Collateral Agent or the Lenders the rights granted or now or hereafter intended to be granted to the Collateral Agent or any Lenders under any Loan Document or under any other document executed in connection therewith.

(b)     With respect to any Property acquired by the Company or a Subsidiary after the Closing Date as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected First Priority security interest pursuant to the Collateral Documents (other than Property expressly excluded from the Collateral pursuant to the Loan Documents and subject to Section 9.7 with respect to new Subsidiaries and Section 9.8 with respect to new Real Property Assets), promptly execute and deliver to the Collateral Agent such amendments to the Collateral Documents or such other documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Property and take all other actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected First Priority security interest in such Property, including, without limitation, the filing of UCC financing statements.

9.11. Ranking. The Company will and will cause each of its Subsidiaries to ensure that, at all times, all liabilities of the Company and its Subsidiaries under this Agreement or the other Loan Documents shall rank in right of payment either pari passu or senior to all other Indebtedness and Contingent Obligations of the Company and its Subsidiaries.

9.12. Use of Proceeds. The Company will and will cause each of its Subsidiaries to use the proceeds from the Loans to pay a portion of the Merger Consideration, to provide working capital for the Company and its Subsidiaries and for such Persons’ general corporate purposes.

9.13. Assignability of Contracts. Use commercially reasonable efforts to exclude from all agreements or documents entered into after the Closing Date, any term or provision that would prevent the Company or a Subsidiary Guarantor from granting a Lien in such agreements or documents to the Collateral Agent under the Collateral Documents.

9.14. Post-Closing Covenants. The failure by the Company to satisfy the post-closing covenants set forth in Schedule 9.14 within the prescribed time periods shall constitute an Event of Default.

10. NEGATIVE COVENANTS. The Company covenants that so long as any of the Loans are outstanding, the Company will perform, and will cause each of its Subsidiaries to perform, all covenants in this Section 10:

10.1. Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)     the Company may become and remain liable with respect to the Obligations;

(b)     the Company and its Domestic Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by Section 10.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished; provided that at no time will the sum of (i) the aggregate principal amount of Indebtedness outstanding pursuant to this Section 10.1(b) as a result of the maturity of obligations related to Contingent Obligations permitted pursuant to Section 10.4(b) and (ii) the aggregate amount of Contingent Obligations outstanding pursuant to Section 10.4(b) exceed $10,000,000;

(c)     the Company and its Domestic Subsidiaries may become and remain liable with respect to Indebtedness (including in respect of Capital Leases and Synthetic Leases) secured by Liens permitted pursuant to Section 10.2(a)(ii) aggregating not in excess of $15,000,000 at any one time outstanding;

(d)     the Company may become and remain liable with respect to Indebtedness to any of its Wholly-Owned Subsidiaries, and any Wholly-Owned Subsidiary of the Company may become and remain liable with respect to Indebtedness to the Company or any other Wholly-Owned Subsidiary of the Company; provided that (i) to the extent the aggregate amount of such intercompany Indebtedness exceeds $2,500,000 at any one time, all such intercompany Indebtedness in excess of $2,500,000 shall be evidenced by promissory notes, (ii) all such intercompany Indebtedness owed by the Company to any of its Subsidiaries shall be subordinated in right of payment (on terms satisfactory to the Agent) to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, (iii) any payment by any Subsidiary of the Company under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to the Company or to any of its Subsidiaries for whose benefit such payment is made, and (iv) the aggregate principal amount of all Indebtedness of all Foreign Subsidiaries of the Company to the Company and its Domestic Subsidiaries shall not exceed $1.0 million at any time outstanding;

(e)     the Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness outstanding as of the Closing Date described in Schedule 10.1;

(f)     the Company may remain liable with respect to Indebtedness evidenced by the Working Capital Facility in a form and amount reasonably acceptable to the Agent; and

(g)     the Company or a Subsidiary of the Company may become and remain liable with respect to Indebtedness of any Person assumed in connection with any acquisition of such Person permitted under Section 10.3 and a Person that becomes a direct or indirect Wholly-Owned Subsidiary of the Company as a result of any acquisition permitted under Section 10.3 may remain liable with respect to Indebtedness existing on the date of such acquisition; provided that such Indebtedness is not created in anticipation of such acquisition.

10.2. Liens and Related Matters.

(a)     Prohibition on Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any Property of any kind (including any document or instrument in respect of goods or accounts receivable) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement, mortgage, deed of trust or other similar notice of any Lien with respect to any such Property, income or profits under the UCC or under any similar recording or notice statute, except:

(i) Permitted Encumbrances;

(ii) Liens on any asset existing at the time of acquisition of such asset by the Company or a Subsidiary, or Liens to secure the payment of all or any part of the purchase price of any asset upon the acquisition of such asset by the Company or any Subsidiary or to secure any Indebtedness permitted hereby incurred by the Company or any Subsidiary at the time of or within 90 days after the acquisition of such asset, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price of such asset; provided, however, that the Lien shall apply only to the asset so acquired and the proceeds of Disposition thereof and the principal amount of Indebtedness secured thereby is not increased; and provided, further, that all such Liens do not in the aggregate secure Indebtedness in excess of $15,000,000 at any time;

(iii) Liens on assets of a Person that becomes a direct or indirect Subsidiary of the Company after the date of this Agreement in accordance with Section 10.3 hereof, provided, however, that such Liens exist at the time such Person becomes a Subsidiary and are not created in anticipation thereof;

(iv) Liens described in Schedule 10.2 annexed hereto;

(v) Liens on the Company’s Inventory and Accounts securing the Working Capital Facility; and

(vi) Other Liens securing Indebtedness and Contingent Obligations in an aggregate amount not to exceed $2,000,000 at any time outstanding.

(b)     Equitable Lien in Favor of Lenders. If the Company or any of its Subsidiaries will create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of Section 10.2(a), it will make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness or Contingent Obligations secured thereby as long as any such Indebtedness or Contingent Obligations shall be so secured; provided that, notwithstanding the foregoing, this covenant will not be construed as a consent by Required Lenders to the creation or assumption of any such Lien not permitted by the provisions of Section 10.2(a).

(c)     No Further Negative Pledges. Neither the Company nor any of its Subsidiaries will enter into any agreement prohibiting the creation or assumption of any Lien upon any of its Properties, whether now owned or hereafter acquired, except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale.

(d)     No Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance, condition, prohibition or restriction of any kind on the Company’s or such Subsidiary’s right to: (a) incur or repay Indebtedness (whether owing to the Company, any Subsidiary of the Company or otherwise); (b) guarantee the Obligations pursuant to the Subsidiary Guaranty; (c) amend, modify, extend or renew any agreement evidencing Indebtedness; (d) repay any obligations owed to the Company or any Subsidiary; (e) make loans or advances to the Company or any Subsidiary; (f) pay dividends or make any other distributions on any Subsidiary’s Capital Stock owned by the Company or any other Subsidiary of the Company; or (g) transfer any of its Property to the Company or any Subsidiary, in each case except as provided in this Agreement or the other Loan Documents and, in the case of clause (g), except with respect to specific Property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale.

10.3. Investments; Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, Property or fixed assets of, or Capital Stock or other ownership interest of any Person, or any division or line of business of any Person except:

(a)     the Company and its Subsidiaries may make and own Investments in Cash Equivalents;

(b)     the Company and its Wholly-Owned Domestic Subsidiaries may make and own additional equity Investments in their respective Wholly-Owned Domestic Subsidiaries;

(c)     the Company and its Subsidiaries may make intercompany loans to the extent permitted under Section 10.1(d);

(d)     the Company and its Subsidiaries may make Consolidated Capital Expenditures permitted by Section 10.8;

(e)     the Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 10.3;

(f)     the Company and its Domestic Subsidiaries may acquire assets (including Capital Stock and including Capital Stock of Subsidiaries formed in connection with any such acquisition) and continue to own such assets after the acquisition thereof if (i) such acquisition is approved in advance by the Board of Directors of the Company, and (ii) immediately prior to and after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; provided that the Company shall, and shall cause its Domestic Subsidiaries to, comply with the requirements of Sections 9.7 and 9.8 with respect to each such acquisition that results in a Person becoming a Subsidiary; and

(g)     the Company may acquire and hold obligations of one or more officers or other employees of the Company or its Subsidiaries in connection with such officers’ or employees’ acquisition of shares of the Company’s common stock, so long as no cash is actually advanced by the Company or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations.

10.4. Contingent Obligations. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(a)     Subsidiaries of the Company may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

(b)     the Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of commercial letters of credit in an aggregate amount not to exceed at any time $10,000,000 and Contingent Obligations in respect of standby letters of credit or payment or performance bonds in an aggregate amount not to exceed at any time $10,000,000, in each case issued to Persons in support of obligations of the Loan Parties incurred in the ordinary course of business; provided that at no time will the sum of (i) the aggregate amount of Contingent Obligations outstanding pursuant to this Section 10.4(b) and (ii) the aggregate principal amount of Indebtedness outstanding pursuant to Section 10.1(b) as a result of the maturity of obligations related to Contingent Obligations permitted pursuant to this Section 10.4(b) exceed $10,000,000;

(c)     the Company may become and remain liable with respect to Contingent Obligations under Interest Rate Agreements constituting Hedge Agreements; provided that such agreements are (or were) entered into by the Company in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by the Company, and not for purposes of speculation or taking a “market view;”

(d)     the Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets permitted under Section 10.10 or otherwise approved in writing by the Agent;

(e)     the Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Company and its Subsidiaries;

(f)     the Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of the Company or any of its Subsidiaries permitted by Section 10.1 (other than Indebtedness permitted by Section 10.1(b)); and

(g)     the Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under performance guarantees, performance sureties, performance bonds, completion guarantees and similar letter of credit obligations, in each case incurred in the ordinary course of business.

10.5. Restricted Junior Payments. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (a) any Subsidiary may make Restricted Junior Payments to the Company or any Wholly-Owned Domestic Subsidiary (whether directly or indirectly through other Subsidiaries), and (b) make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time to the extent permitted under Section 10.12(b).

10.6. Minimum Consolidated EBITDA. The Company will not permit Consolidated EBITDA for any period set forth below to be less than the correlative amount indicated:

Minimum
Period	Consolidated EBITDA
Two-Fiscal Quarter period ending December 31, 2006	$ 7,500,000

Three-Fiscal Quarter period ending March 31, 2007	$12,000,000

Four-Fiscal Quarter period ending June 30, 2007	$17,000,000

Four-Fiscal Quarter period ending September 30, 2007	$18,250,000

Four-Fiscal Quarter period ending December 31, 2007	$20,000,000

Four-Fiscal Quarter period ending March 31, 2008	$21,250,000

Four-Fiscal Quarter period ending June 30, 2008	$22,500,000

Four-Fiscal Quarter period ending September 30, 2008	$23,750,000

Four-Fiscal Quarter period ending December 31, 2008	$25,000,000

Four-Fiscal Quarter period ending March 31, 2009	$26,250,000

Four-Fiscal Quarter period ending June 30, 2009	$27,500,000

Four-Fiscal Quarter period ending September 30, 2009	$28,750,000

Four-Fiscal Quarter period ending December 31, 2009	$30,000,000

Four-Fiscal Quarter period ending March 31, 2010	$31,250,000

Four-Fiscal Quarter period ending June 30, 2010	$32,500,000

Four-Fiscal Quarter period ending September 30, 2010	$33,750,000

Four-Fiscal Quarter period ending December 31, 2010	$35,000,000

Four-Fiscal Quarter period ending March 31, 2011	$36,250,000

Four-Fiscal Quarter period ending June 30, 2011	$37,500,000

10.7. Restriction on Fundamental Changes; Asset Sales. The Company will not, and will not permit any of its Subsidiaries to, alter the organizational, capital or legal structure of the Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise Dispose of, in one transaction or a series of transactions, all or any part of its business or Property (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(a)     any Subsidiary of the Company may be merged with or into the Company or any Wholly-Owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business or Property may be conveyed, sold, leased, transferred or otherwise Disposed of, in one transaction or a series of transactions, to the Company or any Wholly-Owned Subsidiary Guarantor; provided that, in the case of such a merger, the Company or such Wholly-Owned Subsidiary Guarantor, respectively, shall be the continuing or surviving Person;

(b)     the Company and its Subsidiaries may sell or otherwise Dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

(c)     the Company and its Subsidiaries may Dispose of obsolete, worn out or surplus property in the ordinary course of business;

(d)     the Company and its Subsidiaries may make Asset Sales of assets having a fair market value not in excess of $4,000,000; provided that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (ii) the sole consideration received shall be cash; and (iii) the proceeds of such Asset Sales shall be applied in accordance with the provisions of Section 8.3(a) hereof;

(e)     in order to resolve disputes that occur in the ordinary course of business, the Company and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(f)     the Company or a Subsidiary may sell or Dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by Applicable Law; and

(g)     any Person may be merged with or into the Company or any Subsidiary if the acquisition of the Capital Stock of such Person by the Company or such Subsidiary would have been permitted pursuant to Sections 10.1, 10.2 and 10.3; provided that (i) in the case of the Company, the Company shall be the continuing or surviving Person, (ii) if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Wholly-Owned Subsidiary and complies with the provisions of Sections 9.7 and 9.8 and (iii) no Default or Event of Default shall have occurred or be continuing after giving effect thereto.

10.8. Consolidated Capital Expenditures. The Company will not, and will not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any period indicated below, in an aggregate amount in excess of the corresponding amount (the “Maximum Consolidated Capital Expenditures Amount”) set forth below opposite such period:

Maximum Consolidated
Period	Capital Expenditures
Two-Fiscal Quarter period ending December 31, 2006	$7,500,000

Fiscal Year ending December 31, 2007	$17,500,000

Fiscal Year ending December 31, 2008	$17,500,000 plus 25% of Consolidated EBITDA for the Fiscal Year ending December 31, 2007

Fiscal Year ending December 31, 2009	The Maximum Consolidated Capital Expenditures Amount for the Fiscal Year ending December 31, 2008 plus 25% of Consolidated EBITDA for the Fiscal Year ending December 31, 2008

Fiscal Year ending December 31, 2010	The Maximum Consolidated Capital Expenditures Amount for the Fiscal Year ending December 31, 2009 plus 25% of Consolidated EBITDA for the Fiscal Year ending December 31, 2009

Six-month period ending June 30, 2011	One half of the Maximum Consolidated Capital Expenditures Amount for the Fiscal Year ending December 31, 2010 plus 12.5% of Consolidated EBITDA for the Fiscal Year ending December 31, 2010

10.9. Transactions with Shareholders and Affiliates. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of the Company or with any Affiliate of the Company or of any such holder, on terms that are less favorable to the Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between the Company and any of its Wholly-Owned Subsidiaries or between any of its Wholly-Owned Subsidiaries, (ii) reasonable and customary fees paid to members of the Governing Bodies of the Company and its Subsidiaries or (iii) transactions between the Company and Tennenbaum Capital Partners, LLC and its Affiliates; provided, further that, other than as permitted pursuant to clause (ii) above, in no event will the Company or any of its Subsidiaries pay, at any time, any fees (whether in the form of cash, equity incentives or otherwise) to any Affiliates for management, consulting or similar services.

10.10. Sales and Lease-Backs. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an operating lease, Synthetic Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) that the Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than the Company or any of its Subsidiaries) or (b) that the Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by the Company or any of its Subsidiaries to any Person (other than the Company or any of its Subsidiaries) in connection with such lease; provided that the Company and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that the Company or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under Section 10.1, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale.

10.11. Conduct of Business. From and after the date of the Closing, the Company will not, and will not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by the Company, its Subsidiaries and Princeton on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by the Required Lenders.

10.12. Amendments or Waivers of Related Agreements; Amendments of Documents Relating to Indebtedness.

(a)     Amendments or Waivers of Related Agreements. The Company will not, and will not permit any of its Subsidiaries to, agree to any material amendment to, or waive any of its material rights under, the Related Agreements after the Closing Date without in each case obtaining the prior written consent of the Required Lenders to such amendment or waiver.

(b)     Amendments of Documents Relating to Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, amend or otherwise change the terms of any Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Loan Party, the Lenders or the Agent.

(c)     Amendments of Organizational Documents. The Company will not, and will not permit any of its Subsidiaries to, make any amendment, restatement, supplement or other modification to such Person’s Organizational Documents in any manner adverse to the Lenders or the Agent without obtaining the prior written consent of the Required Lenders to such amendment, restatement, supplement or other modification.

10.13. Fiscal Periods. The Company will not change or permit its Subsidiaries to change (a) their fiscal years to end on a day other than December 31 or (b) their fiscal quarters to end on days other than March 31, June 30, September 30 and December 31.

10.14. Wholly-Owned Subsidiaries. Neither the Company nor any Subsidiary of the Company will own, form or acquire any Subsidiary other than Subsidiaries that are (a) Wholly-Owned Subsidiaries of the Company. Upon consummation of the Merger, the Company shall at all times own directly all of the issued and outstanding Capital Stock of Princeton.

11. EVENTS OF DEFAULT. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)     the Company defaults in the payment of any principal or premium, if any, on any Loan when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)     the Company defaults in the payment of any interest on any Loan for more than three Business Days after the same becomes due and payable; or

(c)     the Company defaults in the performance of or compliance with any term contained in Section 9.5 or Sections 7(a) or 10; or

(d)     the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) or in any other Loan Document to which the Company is a party; or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained in any Loan Document to which such Subsidiary Guarantor is a party, and such default is not remedied within 15 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any Lender or the Agent (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e)     any representation or warranty made in writing by or on behalf of the Company or any Subsidiary Guarantor or by any officer of the Company or any Subsidiary Guarantor in this Agreement or any other Loan Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)     (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness or Contingent Obligations that is outstanding in an aggregate principal amount of at least $4,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness or Contingent Obligations in an aggregate outstanding principal amount of at least $4,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness or Contingent Obligations has become, or has been declared (or one or more Persons are entitled to declare (but irrespective of whether such declaration is made) such Indebtedness or Contingent Obligations to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness or Contingent Obligations to convert such Indebtedness or Contingent Obligations into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness or Contingent Obligations before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $4,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness or Contingent Obligations; or

(g)     the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)     a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)     any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $4,000,000 or (ii) in the aggregate at any time an amount in excess of $4,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance the Company has acknowledged coverage) shall be entered or filed against the Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days; or

(j)     if (i) any Pension Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Pension Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Pension Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Pension Plans, determined in accordance with Title IV of ERISA, shall exceed $4,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, or (vii) any event similar to those described in the preceding clauses (i) through (vi) above shall occur in respect of any Foreign Plans; and any such event or events described in clauses (i) through (vii) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k)     the Subsidiary Guaranty with respect to any Subsidiary Guarantor shall cease to be in full force and effect or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of the Subsidiary Guaranty; or

(l)     any of the Collateral Documents shall cease to be in full force and effect or to be effective to grant a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties on a material portion of the Collateral with the priority purported to be created thereby in breach of this Agreement or the other Loan Documents; or

(m)     if any material provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party, or a proceeding shall be commenced by any Loan Party, or by any Governmental Authority having jurisdiction over any Loan Party, seeking to establish the invalidity or unenforceability thereof, or such Loan Party shall deny that such Loan Party has any liability or obligation purported to be created under any material provision of any Loan Document; or

(n)     any order, judgment or decree shall be entered against the Company or any of its Subsidiaries decreeing the dissolution or split up of the Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

(o)     the Company or any of its Subsidiaries shall be convicted under any criminal law that could lead to a forfeiture of any material property of such Person; or

(p)     a Change in Control shall have occurred; or

(q)     The Merger shall not be consummated in accordance with this Agreement and the applicable Related Agreements concurrently with the issuance and sale of the Loans, or the consummation of the Merger shall be unwound, reversed or otherwise rescinded in whole or in part for any reason.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12. REMEDIES ON DEFAULT, ETC.

12.1. Acceleration.

(a)     If an Event of Default with respect to the Company or its Subsidiaries described in paragraph (g) or (h) of Section 11 has occurred, all the Loans then outstanding shall automatically become immediately due and payable.

(b)     If any Event of Default other than an Event of Default described in clause (a) above has occurred and is continuing, the Agent may, or at the request of the Required Lenders shall, by notice or notices to the Company, declare all the Loans then outstanding to be immediately due and payable.

(c)     If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, the Agent may at any time, or at the request of any holder or holders of Loans at the time outstanding affected by such Event of Default shall, by notice or notices to the Company, declare all the Loans held by such Lender or Lenders to be immediately due and payable.

Upon any Loans becoming due and payable under this Section 12.1, whether automatically or by declaration, such Loans will forthwith mature and the entire unpaid principal amount of such Loans, plus (x) all accrued and unpaid interest thereon and (y) the premium, if any, determined in respect of such principal amount (to the full extent permitted by Applicable Law), shall all be immediately due and payable in immediately available funds, in each and every case without presentment, demand, protest or further notice and without setoff, counterclaim or deduction of any kind, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each Lender has the right to own its Loans free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a premium by the Company in the event that the Loans are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Loans have become or have been declared immediately due and payable under Section 12.1, any Lender may proceed to protect and enforce the rights of such Lender by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any other Loan Document (including, without limitation, the Subsidiary Guaranty), or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3. Rescission. At any time after any Loans have been declared due and payable pursuant to paragraph (b) or (c) of Section 12.1, the Agent may, or at the request of the Required Lenders shall, by written notice to the Company, rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Loans, all principal of and premium, if any, on any Loans that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and premium, if any, and (to the extent permitted by Applicable Law) any overdue interest in respect of the Loans, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to any other Loan Document. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any Lender or the Agent in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or any other Loan Document upon any Lender or the Agent shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to each Lender and the Agent on demand such further amount as shall be sufficient to cover all costs and expenses of such Lender and the Agent incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13. REGISTRATION; EXCHANGE; SUBSTITUTION OF THE LOANS AND NOTES.

13.1. Loan Register. The Company shall keep at its principal executive office a register for the registration and registration of transfers of the Loans and the Notes evidencing such Loans. The name and address of each Lender of any portion of the Loans, each transfer thereof and the name and address of each Transferee of any portion of the Loans shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any portion of the Loans shall be registered shall be deemed and treated as the Lender of such portion of the Loans and the holder of the Notes evidencing such Loans for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any Lender or the Agent promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Lenders.

13.2. Transfer of Loans; Exchange of Notes. Notwithstanding anything else herein to the contrary, any Lender, may from time to time, at its option, sell, assign, transfer, negotiate or otherwise dispose of any portion of the Loans owed to it (including the Lender’s interest in this Agreement and the other Loan Documents) to any Person without the consent of any Loan Party or any other Lender. In the event of any such sale, transfer or other disposition, the Lender and relevant Transferee shall execute and deliver to the Agent and the Company an Assignment Agreement evidencing such sale, assignment, transfer or other disposition substantially in the form of Exhibit D and the Company shall thereafter promptly register the Transferee thereof as the registered Lender of the transferred Loans in accordance with Section 13.1 (provided, that any such Transferee will be deemed a registered Lender of the applicable portion of Loans and a “Transferee” hereunder in the event of the Company’s failure to so register any such Transferee after it has received written notice of any such transfer) and Schedule A shall be automatically amended to reflect such transfer and any new Transferee and Loans owed thereto. Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange of the Loan evidenced thereby (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Lender of the portion of the Loans evidenced by such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such portion of the Loans or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, evidencing Loans with an aggregate principal amount equal to the unpaid principal amount of the portion of the Loans evidenced by the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A. Each new Note shall be dated from the date of the surrendered Note, and the exchange of Notes shall not change the date from which the underlying portion of the Loans, evidenced by the new Note, bear interest. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Loans or Notes. Loans shall not be transferred in amounts of less than $100,000, provided that if necessary to enable the registration of transfer by a Lender of all of its Loans, one Loan may be in an amount of less than $100,000. Any Transferee, by its acceptance of a Loan registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.

13.3. Replacement of Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)     in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Lender or another Lender with a minimum net worth of at least $10,000,000 in excess of the outstanding principal amount of the Loans evidenced by such Note, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)     in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14. PAYMENTS ON LOANS.

14.1. Place of Payment. So long as any Loans remain outstanding to any Lender, and notwithstanding anything contained in any Loan Document to the contrary, the Company will pay all sums becoming due on the Loans for principal, premium, if any, and interest by the method and at the address specified for such purpose below such Lender’s name in Schedule A, or by such other method or at such other address as such Lender shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of the Note evidencing such loan or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Loan, such Lender shall surrender the Note evidencing such Loans for cancellation, reasonably promptly after any such request, to the Company at its principal executive office. Prior to any sale or other disposition of any Loan owed to a Lender or its nominee, such Lender will, at its election, either endorse on the Note evidencing such Loan the amount of principal paid on such Loan and the last date to which interest has been paid on such Loan or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.

15. EXPENSES, ETC.

15.1. Transaction Expenses. The Company agrees to pay promptly (a) all the actual and reasonable costs and expenses of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto (whether or not any such amendment, waiver or consents become effective); (b) all the costs of furnishing all opinions by counsel for the Loan Parties (including any opinions requested by the Collateral Agent, Agent or the Lenders as to any legal matters arising hereunder) and of any Loan Party’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (c) the reasonable fees, expenses and disbursements of counsel to the Lenders and the Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto (whether or not any such amendment, waiver or consents become effective) and any other documents or matters requested by any Loan Party; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of the Collateral Agent on behalf of the Secured Parties pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to the Collateral Agent and of counsel providing any opinions that the Collateral Agent or the Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (e) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by the Collateral Agent or the Lenders or any of their counsel) of obtaining and reviewing any environmental audits or reports provided for under Section 4.10, 9.6 or 9.8; (f) the costs incurred by the Collateral Agent in connection with the custody or preservation of any of the Collateral; (g)  all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by the Collateral Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of any Subsidiary Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings; and (h) all costs and expenses incurred by the Lenders in obtaining periodic appraisals and market valuations of the Loans from time to time as required or otherwise desirable (as determined by the applicable Lender at its sole discretion) pursuant to any Funding Source Agreement or other Contractual Obligation of a Lender. The Company will pay, and will save each Lender and the Agent harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by a Lender or the Agent).

15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Loan, the enforcement, amendment or waiver of any provision of this Agreement or any other Loan Document, and the termination of this Agreement.

16. INDEMNIFICATION.

(a)     The Company will indemnify and hold harmless each Lender, the Collateral Agent, the Agent, each person who controls a Lender within the meaning of the Securities Act or the Exchange Act and each of its Subsidiaries and each of their respective directors, officers, employees, principals, members, agents, advisors and partners (any and all of whom are referred to as the “Indemnified Party”) from and against any and all losses, claims, damages, and liabilities, whether joint or several (including all legal fees or other expenses reasonably incurred by any Indemnified Party in connection with the preparation for or defense of any pending or threatened third party claim, action or proceeding, whether or not resulting in any liability), to which such Indemnified Party may become subject, under any Applicable Law or otherwise, caused by or arising out of, or allegedly caused by or arising out of, (i) this Agreement, any other Loan Document, any Related Agreement or any transaction contemplated hereby or thereby (including, without limitation, any failure to extend Loans other than by reason of a breach of this Agreement by the Indemnified Party), (ii) any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty)), or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Company or any of its Subsidiaries; provided that the Company shall have no obligation to indemnify an Indemnified Party from or against any loss, claim, damage, liability or expense to the extent that the same resulted from the gross negligence or willful misconduct of such Indemnified Party as determined by a court of competent jurisdiction in a final, non-appealable decision.

(b)     Promptly after receipt by an Indemnified Party of notice of any claim, action or proceeding with respect to which an Indemnified Party is entitled to indemnity hereunder, such Indemnified Party will notify the Company of such claim or the commencement of such action or proceeding, provided that the failure of an Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this Section 16 with respect to such Indemnified Party, except to the extent that the Company is actually prejudiced by such failure. The Company will assume the defense of such claim, action or proceeding and will employ counsel satisfactory to the Indemnified Party and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party will be entitled, at the expense of the Company, to employ counsel separate from counsel for the Company and for any other party in such action if the Indemnified Party reasonably determines upon advice of counsel that a conflict of interest or other reasonable basis exists which makes representation by counsel chosen by the Company not advisable.

(c)     THE INDEMNIFICATION PROVISIONS IN THIS SECTION 16 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LAW) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

(d)     To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 16 may be unenforceable in whole or in part because they are violative of any Applicable Law or public policy, the Company shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all indemnified liabilities incurred by Indemnified Parties or any of them.

17. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT. All representations and warranties contained herein and in the other Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents, the purchase or transfer by a Lender of any Loan or portion thereof or interest therein and the payment of any Loan, and may be relied upon by any subsequent Lender (including any Transferee), regardless of any investigation made at any time by or on behalf of any Lender (including any Transferee). All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any other Loan Document shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the other Loan Documents embody the entire agreement and understanding between the Lenders and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

18. AMENDMENT AND WAIVER.

18.1. Requirements. This Agreement and the other Loan Documents may be amended, and the observance of any term hereof or of the other Loan Documents may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Lenders.

18.2. Solicitation of Lenders.

(a)     Solicitation. The Company will provide each Lender (irrespective of the amount of Loans then owed to it) and the Agent with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Lender to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions of this Agreement or of any other Loan Document. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each Lender and the Agent promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Lenders.

(b)     Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any Lender as consideration for or as an inducement to the entering into by any Lender of any waiver or amendment of any of the terms and provisions of this Agreement or of any other Loan Document unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Lender then outstanding even if such Lender did not consent to such waiver or amendment.

18.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 18 applies equally to all Lenders and the Agent and is binding upon them and upon each future Lender and Agent (including Transferees) and upon the Company without regard to whether the Note evidencing a Lender’s Loan has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Lender or the Agent nor any delay in exercising any rights under this Agreement or under any other Loan Document shall operate as a waiver of any rights of any Lender or the Agent.

18.4. Loan prepaid by the Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Loans then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or any other Loan Document, or have directed the taking of any action provided in this Agreement or in any other Loan Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Loans then outstanding, Loans prepaid by the Company or any of its Affiliates shall be deemed not to be outstanding.

19. NOTICES. All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to a Lender or its nominee, to such Lender or nominee at the address specified for such communications in Schedule A, or at such other address as a Lender (including any Transferee) or a nominee shall have specified to the Company in writing,

(ii) if to the Agent, to the Agent at its address set forth below its signature below, or

(iii) if to the Company, to the Company at its address set forth below its signature below, or at such other address as the Company shall have specified to the Agent and the Lenders in writing.

Notices under this Section 19 will be deemed given only when actually received.

20. REPRODUCTION OF DOCUMENTS. This Agreement, the other Loan Documents and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Lenders or the Agent at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Lenders or the Agent, may be reproduced by the Lenders or the Agent by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and the Lenders may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by Applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Lenders or the Agent in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit the Company or any Lender or the Agent from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

21. CONFIDENTIAL INFORMATION. For the purposes of this Section 21, “Confidential Information” means information delivered to a Lender or the Agent by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by a Lender or the Agent as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Lender or the Agent prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Lender or the Agent or any person acting on its behalf, (c) otherwise becomes known to such Lender or the Agent other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Lender or the Agent under Section 7 that are otherwise publicly available. Each Lender and the Agent will maintain the confidentiality of Confidential Information in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to such Lender and the Agent, provided that such Lender and the Agent may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Lender’s Loans), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other Lender or the Agent, (iv) any Person to which such Lender assigns or offers to assign such Loan or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which such Lender offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over such Lender or the Agent, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Lender, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Lender or the Agent is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Lender or the Agent may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Agreement or any other Loan Document. Notwithstanding anything to the contrary set forth herein, in any other Loan Document or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the Loans (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Loans and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of U.S. Treasury Regulations Section 1.6011-4.

22. CERTAIN PAYMENTS.

22.1. Pro Rata Treatment.

(a)     Except as otherwise provided herein, each payment of principal, interest and premium, if any, on the Loans shall be made or shared among the Lenders pro rata according to the respective unpaid principal amounts of the Loans owed to such Lenders.

(b)     The Lenders hereby agree among themselves that if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Loans owed to it, in excess of its ratable share of payments on account of such Loans obtained by all Lenders entitled to such payments, such Lender shall promptly (i) turn the same (in kind) over to the other Lenders to the extent necessary so that each Lender has received such payments in accordance with Section 22.1(a) or (ii) purchase, without recourse or warranty, from the other Lenders such participation in the Loans, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing party, such purchase shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefore shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment. The Company agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 22.1(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation.

22.2. Payments Due on Non-Business Days. Anything in this Agreement or the Loan Documents to the contrary notwithstanding, any payment of principal of or interest or premium on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day, in any such case including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.3. Net Payments; Taxes.

(a)     All payments made by any Loan Party hereunder or under any Loan Document will be made without setoff, counterclaim or other defense, each of which is hereby waived. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax (including, without limitation, franchise taxes) imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the United States of America, the jurisdiction in which it is organized or the jurisdiction in which the principal office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Company agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Loan Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Loan Document. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Company agrees to reimburse any Lender, upon the written request of such Lender, for taxes (including, without limitation, franchise taxes) imposed on or measured by the net income or net profits of the Lenders pursuant to the laws of the jurisdiction in which the Lender is organized or in which the principal office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of the Lender pursuant to this sentence. The Company will furnish to such Lender within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Company. In addition, the Company agrees to pay any present or future stamp, recording or documentary taxes and any other excise or property taxes, charges or similar levies (not including income or franchise taxes) that arise under the laws of the United States of America, the State of New York or any other state or jurisdiction where any Property of the Loan Parties is located from any payment made hereunder or under any other Loan Document or from the execution, delivery, filing, recordation or otherwise with respect to this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”). The Company agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes or Other Taxes so levied or imposed and paid by such Lender.

(b)     If a Lender in its sole discretion determines that it has received a refund of, or in respect of, any Taxes or Other Taxes for which the Company has paid additional amounts pursuant to Section 22.3(a) or, after the payment of such Taxes or Other Taxes or additional amounts, such Lender in its sole discretion determines that it has received a tax credit, deduction or other benefit by reason of the payment or accrual of such Taxes, such Lender shall within 120 days from the date of the receipt of such refund or realization of such credit, deduction or benefit, pay to the Company an amount equal to such refund, credit, deduction or tax benefit. Nothing in this Section 22.3 shall require any Lender to disclose its tax returns to any Person.

22.4. Default Interest. Upon the occurrence of an Event of Default, to the extent permitted by Applicable Law, interest on any principal of or interest or premium on any Loan, in each case, at the Default Rate, shall be payable from and including the date such Event of Default occurred (or, in the case of an Event of Default under paragraph (b) of Section 11, the date on which the Company defaults in the payment of such interest) until the earlier to occur of (i) the date such Event of Default has been cured by the Company and (ii) the date such principal of or interest or premium on any Loan is paid. Such interest on any such amount shall be payable on the date such amount is paid or, at the option of the Person to whom such amount is payable, from time to time upon demand by such Person.

22.5. Certain Floating Rate Loan Provisions.

(a)     Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in Applicable Law or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender of the principal of or interest or premium on any Loan or any fees, expenses or indemnities payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender by the United States or the jurisdiction in which such holder has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirements against assets of, deposits with or for the account of or credit extended by any Lender or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Loans extended by such Lender and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or to reduce the amount of any payment received or receivable by such Lender hereunder or under any of the Loan Documents (whether of principal, interest, premium or otherwise), then the Company agrees to pay to such Lender in accordance with Section 22.5(c) below such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)     If any Lender shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any amendment or modification after the date hereof to or of any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline had been originally adopted before or after the date hereof) or any change after the date hereof in the interpretation or administration of any such law, rule, regulation, agreement or guideline by any Governmental Authority charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of the Loans extended pursuant hereto to a level below that which such Lender could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy), then from time to time the Company agrees to pay to such Lender such additional amount or amounts as will compensate such holder for any such reduction suffered.

(c)     A certificate of any Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender as specified in clause (a) or (b) above shall be delivered to the Company and shall be conclusive absent manifest error. The Company agrees to pay such Lender the amount shown as due on any such certificate within five Business Days after its receipt of the same.

(d)     Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation with respect to such period or any other period. The protection of this clause (d) shall be available to any such Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.

(e)     The provisions of this Section 22.5 shall remain operative and in full force and effect regardless of the occurrence of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Lender.

22.6. Lender Expenses.

If any Lender incurs costs or expenses of the type specified or similar to those described in Section 22.5 or is funding any portion of its Loans through a credit agreement, line of credit or other loan arrangement (“Funding Source Agreement”) which contains provisions similar to those set forth in Section 22.5 and such Lender is required by the terms of such Funding Source Agreement to pay to one or more lenders under such Funding Source Agreement increased amounts similar to those payable under Section 22.5, then the Company shall promptly pay to such Lender, such additional amount or amounts as may be necessary to compensate such Lender for the increased amounts payable under such Funding Source Agreement.  Such Lender may assume for purposes of apportioning such increased amounts that the Loans extended hereunder by such Lender were funded entirely by borrowings under such Funding Source Agreement.

23. APPOINTMENT OF AGENT.

23.1. Appointment. Each of the Lenders hereby irrevocably appoints the Agent as its agent hereunder and under the other Loan Documents, and to act as the Collateral Agent on behalf of the Lenders hereunder and under the other Loan Documents, and in each case authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Any reference herein to the Agent shall include the Agent in its capacity as Agent hereunder and as Collateral Agent under any Loan Document. Each Lender does hereby make, constitute and appoint the Agent its true and lawful attorney-in-fact with full powers of substitution and resubstitution for such Lender and in its name, place and stead, in any and all capacities, to execute for such Lender and on its behalf any document or agreement for which the Agent is empowered to act on behalf of such Lender under this Section 23, granting to the Agent full power and authority to do and perform each act requisite and necessary to be done, as fully to all intents and purposes as the Lender could do in person, provided that such power shall be granted only to the extent necessary to undertake the actions permitted to be done or taken by the Agent under this Section 23. Each of the Lenders hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agent to take such action on their behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental hereto and thereto. The Agent may perform any of its duties hereunder by or through its officers, directors, agents, employees or affiliates. The Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or the Company, and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. Each Lender hereby accepts the pledges, mortgages and fiduciary assignments created for its benefit under the Security Agreement and empowers the Agent to enter into such agreements and act as Collateral Agent on behalf and for the benefit of each Lender. The provisions of this Section 23 are solely for the benefit of the Agent and the Lenders, and neither the Company nor any of the Subsidiaries or Affiliates of the Company shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and the Agent does not assume and shall not be deemed to have assumed any fiduciary relationship or other obligation or relationship of agency or trust with the Company or for any of their Subsidiaries or Affiliates.

23.2. Rights of Agent. With respect to its obligation to extend Loans under this Agreement, the Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as such (as the case may be). The Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to, the Company or any of its Affiliates (or any Person engaged in similar business with the Company or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from the Company or any of its Affiliates for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

23.3. Administration of the Collateral. The Agent as Collateral Agent shall administer the Collateral and any Lien thereon for the benefit of the Lenders in the manner provided herein and in the Security Agreement and in any other related Loan Documents; provided, however, that in the event of conflict between the provisions relating to administration of Collateral included in this Agreement and those included in the Security Agreement, the latter shall prevail. The Agent shall exercise such rights and remedies with respect to the Collateral as are granted to it hereunder and as Collateral Agent under the Security Agreement and related documents and applicable law and as shall be directed by the Required Lenders. Upon payment in full of all Obligations under the Loan Documents, the Agent and its Affiliates shall promptly release any and all Liens, Collateral and other security arrangements entered into in connection with this Agreement, the Loan Documents and the transactions contemplated hereby and thereby.

23.4. Application of Proceeds. Except as otherwise specifically provided herein and in the other Loan Documents, the proceeds of any collection, sale, disposition, foreclosure or other realization of all or any part of the Collateral shall be applied by the Agent in the following order of priority:

(a)     FIRST: to the payment of all costs, taxes and expenses of such collection, sale, disposition, foreclosure or other realization, including reasonable compensation to the Collateral Agent, the Agent, and their respective agents and counsel in connection therewith, and all other expenses, liabilities and advances made or incurred by the Agent or Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification under any Collateral Document and all advances made by the Collateral Agent under any Collateral Document for the account of any Loan Party, and to the payment of all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy under any Collateral Document;

(b)     SECOND: to the payment of any other amounts payable to the Agent under the Loan Documents;

(c)     THIRD: to the payment of the accrued and unpaid interest in respect of the Loans;

(d)     FOURTH: to the payment of the outstanding principal and redemption premium due under the Loans;

(e)     FIFTH: to the payment of all other unpaid Obligations, if any; and

(f)     SIXTH: any surplus remaining after payment of the foregoing amounts shall be paid to the Company by the Agent, subject, however, to the rights of the holder of any then existing Lien of which the Agent has actual notice (without investigation); it being understood that the Company shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the sums referred to in clauses (a) through (e) of this Section 23.4.

23.5. Duties of Agent. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice thereof is given to the Agent by the Company or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (v) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (w) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (x) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (y) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (z) the satisfaction of any condition set forth herein or therein, other than to confirm receipt of items expressly required to be delivered to the Agent. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the other Lenders and the Company (if received from a Lender) or to the Lenders (if received from the Company).

23.6. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for a Lender, the Company or any Subsidiary), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

23.7. Appointment of Sub-Agents. The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of the Agent and any such sub-agent, an shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

23.8. Resignation of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, upon not less than ten days’ notice, on behalf of the Lenders, appoint a successor Agent, which institution shall be a bank with an office in Los Angeles, California or New York, New York, with a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Agent’s resignation hereunder, the provisions of this Section shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

23.9. Lender Non-Reliance. Independently and without reliance upon the Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Company and its Subsidiaries in connection with the extension of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Company and its Subsidiaries and, except as expressly provided in this Agreement, the Agent shall not have any duty or responsibility, either initially or on continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the extension of the Loans or at any time or times thereafter. The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of the Company or any Subsidiary or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Company or any Subsidiary or the existence or possible existence of any Default or Event of Default.

23.10. Indemnification. To the extent the Agent is not reimbursed and indemnified by the Company, the Lenders will reimburse and indemnify the Agent in proportion to their respective “percentage” as used in determining the Required Lenders for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature (including fees and disbursements of any counsel or financial advisor engaged by the Agent) which may be imposed on, asserted against or incurred by the Agent in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If the indemnity furnished to any Agent by any Lender for any purpose shall, in the opinion of such Agent be insufficient or become impaired, such Agent may call for additional indemnity from such Lender (but not any other Lender) and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 23.10 shall survive the payment of all Obligations.

23.11. Lenders. The Agent may deem and treat the payee of any Loan as the Lender thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been recorded in the register maintained by the Company in accordance with Section 13.1. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the Lender of any portion of the Loans shall be conclusive and binding on any subsequent Lender, transferee, assignee or endorsee, as the case may be, of such portion of the Loans and of any Note evidencing such portion of the Loans.

23.12. Action by Agent. The Agent may take any action on behalf of the Required Lenders that has been approved by the Required Lenders and any action that has otherwise been specified herein or in any of the other Loan Documents. For the avoidance of doubt, the Agent may, with the prior consent of the Required Lenders (but not otherwise) consent to any amendment, restatement, supplement, waiver or other modification under any of the Loan Documents.

24. MISCELLANEOUS.

24.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any Transferee) whether so expressed or not; provided, however, that neither the Company nor its Subsidiaries may assign its rights or obligations under the Loan Documents.

24.2. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

24.3. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

24.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

24.5. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

24.6. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS FINANCING TRANSACTION OR THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 24.6 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

24.7. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under the Loans at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans extended hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans extended hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in the in this Agreement had at all times been in effect, then to the extent permitted by law, the Company shall pay to the Lenders an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans extended or deemed purchased hereunder or be refunded to the Company.

24.8. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any such Lender or its Affiliates to or for the credit or the account of any Loan Party against any and all of the Obligations now or hereafter existing, whether or not any Lender shall have made any demand under this Agreement or the other Loan Documents and although such Obligations may be unmatured. The rights of the Lenders and their Affiliates under this Section 24.8 are in addition to the other rights and remedies (including other rights of set-off) which such Persons may have.

24.9. Marshalling; Payments Set Aside. No Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Agent, the Collateral Agent or any Lender or the Agent, Collateral Agent or any Lender enforces any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

24.10. Limitation of Liability. THE LOAN PARTIES AGREE THAT NO INDEMNIFIED PERSON SHALL HAVE ANY LIABILITY (WHETHER DIRECT OR INDIRECT, IN CONTRACT, TORT OR OTHERWISE) TO ANY LOAN PARTY OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, EQUITY HOLDERS OR CREDITORS FOR OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND IN THE OTHER LOAN DOCUMENTS, EXCEPT TO THE EXTENT SUCH LIABILITY IS FOUND IN A FINAL JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNIFIED PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN NO EVENT, HOWEVER, SHALL ANY INDEMNIFIED PERSON BE LIABLE ON ANY THEORY OF LIABILITY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES AND EACH OF THE LOAN PARTIES HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

24.11. Submission to Jurisdiction; Waivers. The Company hereby irrevocably and unconditionally:

(a)     submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)     consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)     agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company’s agent for service of process identified in Section 24.11(d) below or at the Company’s address set forth below its signature below or at such other address of which the Lenders and the Agent have been notified pursuant to Section 19 hereof;

(d)     appoints CT Corporation, 111 Eighth Avenue, 13th Floor New York, NY 10011 to receive for it, and on its behalf, service of process in the United States; and

(e)     agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

[SIGNATURE PAGES TO FOLLOW]

If each Lender and the Agent is in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between each of the Lenders, the Agent and the Company.

Very truly yours,

ONLINE RESOURCES CORPORATION,

a Delaware corporation,

as the Company

By

Name:

Title:

The foregoing is hereby

agreed to as of the

date thereof.

OBSIDIAN, LLC, as Agent

By:
Name:
Title: Authorized Signatory

Notice Address:

2951 28th Street, Suite 1000

Santa Monica, CA 90405

Attention: Steve Chang and General Counsel

Fax: (310) 899-4958

SPECIAL VALUE EXPANSION FUND, LLC, as a Lender

By:
Name:
Title: Authorized Signatory

Notice Address:

2951 28th Street, Suite 1000

Santa Monica, CA 90405

Attention: Steve Chang and General Counsel

Fax: (310) 899-4958

SPECIAL VALUE OPPORTUNITIES FUND, LLC, as a Lender

By:
Name:
Title: Authorized Signatory

Notice Address:

2951 28th Street, Suite 1000

Santa Monica, CA 90405

Attention: Steve Chang and General Counsel

Fax: (310) 899-4958

SCHEDULE A

INFORMATION RELATING TO LENDERS

Name of Lender
SPECIAL VALUE EXPANSION FUND, LLC
(1) Number of :	$25,222,551.93
Bank: Wells Fargo Bank Minnesota, NA
ABA #: 121-000-248
(2) All payments by wire transfer of	For Credit To: CDO Clearing
immediately available funds, with	A/C #: 6355067033
sufficient information to identify the	For Further Credit To: Special Value
source and application of such funds,	Expansion Fund, LLC
to:	A/C #: 18185401
2951 28th Street, Suite 1000
(3) All notices and other	Santa Monica, CA 90405
communications:	Attention: Steve Chang and General Counsel
SPECIAL VALUE OPPORTUNITIES FUND, LLC
(1) Principal Amount of Loans to be Extended:	$59,777,448.07
Bank: Wells Fargo Bank Minnesota, NA
ABA #: 121-000-248
(2) All payments by wire transfer of	For Credit To: CDO Clearing
immediately available funds, with	A/C #: 6355067033
sufficient information to identify the	For Further Credit To: Special Value
source and application of such funds,	Opportunities Fund, LLC
to:	A/C #: 18169601
2951 28th Street, Suite 1000
(3) All notices and other	Santa Monica, CA 90405
communications:	Attention: Steve Chang and General Counsel

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Accounts” has the meaning given thereto in the UCC as in effect on the date hereof.

“Additional Mortgaged Property” has the meaning set forth in Section 9.8.

“Additional Mortgages” has the meaning set forth in Section 9.8.

“Agent” is defined in the first paragraph of this Agreement.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Credit Agreement dated as of July 3, 2006, as the same may be amended, supplemented or otherwise modified from time to time.

“Applicable Law” means all laws, rules and regulations applicable to a Person, its Property or a transaction, as the case may be, including all applicable common law principles and all provisions of all applicable United States federal, state, local and foreign constitutions, treatises, codes, statutes, rules, regulations, orders and ordinances of any Governmental Authority; and writs, orders, judgments, injunctions and decrees of all courts and arbitrators.

“Asset Sale” means the Disposition by the Company or any of its Subsidiaries to any Person other than the Company or any of its Wholly-Owned Subsidiaries of (i) any of the Capital Stock of any of the Company’s Subsidiaries, (ii) substantially all of the Property of any division or line of business of the Company or any of its Subsidiaries, or (iii) any other Property (whether tangible or intangible) of the Company or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business, (b) Dispositions of accounts in the ordinary course of business for purposes of collection and (c) any such other Dispositions to the extent that the aggregate fair market value of such Property Disposed of in any single transaction or related series of transactions is equal to $50,000 or less).

“Business Day” means (a) with respect to the determination of LIBOR, any day that is a Business Day described in clause (b) below and that is also a day for trading by and between banks in Dollar deposits in the London interbank market and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock” means the capital stock or other equity interests of a Person.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate of Designations” means that certain Certificate of Designations, Powers, Preferences and Rights of the Series A-1 Convertible Preferred Stock (par value $0.01 per share), in substantially the form attached hereto as Exhibit H.

“Change in Control” means an event or series of events by which (i) the Company sells, conveys, transfers or leases, directly or indirectly, all or substantially all of its properties and assets to any person, corporation, entity or group, (ii) any person (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly of securities representing 50% or more of the combined voting power of the Company’s voting stock, or (iii) the Company consolidates with or merges into another corporation, or conveys, transfers or leases its properties and assets substantially as an entirety to any person, corporation or entity or any corporation consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transactions between the Company and its wholly-owned subsidiaries, with the effect that any “person” becomes the “beneficial owner,” directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s voting stock..

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Closing Date Projections” means the forecasted financial statements of the Company and its Subsidiaries, consisting of balance sheets, income statements and cash flow statements for the Company and its Subsidiaries giving effect to the consummation of the transactions contemplated by the Related Agreements, dated May 3, 2006.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are, or are purported to be, granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Account” is defined in the Security Agreement.

“Collateral Agent” means Obsidian, LLC or any successor thereto.

“Collateral Documents” means the Security Agreement, the Mortgages, the Foreign Pledge Agreements, and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to the Collateral Agent, on behalf of the Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations, in each case including any financing statements, notices and the like filed, recorded or delivered in connection therewith.

“Company” has the meaning set forth in the first paragraph hereof.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Confidential Information” is defined in Section 21.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Company and its Subsidiaries) by the Company and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of the Company and its Subsidiaries. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, and (vi) other non-cash items (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period or a write-down of a right to payment), but only, in the case of clauses (ii)-(vi), to the extent deducted in the calculation of Consolidated Net Income, less other non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period), all of the foregoing as determined on a consolidated basis for the Company and its Subsidiaries in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements, but excluding, however, any Yield Enhancement Fees payable to the Lenders on or before the Closing Date.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of the Company) in which any other Person (other than the Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries, (iii) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary or non-recurring gains or net non-cash extraordinary or non-recurring losses.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any acceptance, letter of credit or surety bond or similar facility issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect Guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Hedge Agreement shall be determined pursuant to the definition of “Swap”. The amount of any other Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its Properties is bound or to which it or any of its Properties is subject.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which the Company or any of its Subsidiaries is a party.

“Customer Payment Clearing Accounts” means payment processing escrow accounts containing only bill payment funds in transit for bill payment authorizations.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means 2.0% plus the rate stated in Section 2.2(a) herein.

“Deposit Accounts” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust the Company or as otherwise defined in the UCC.

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, grant of restriction, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and the sign “$” means the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Company that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Documents” means the Equity Purchase Agreement, the Investor Rights Agreement and the Certificate of Designations.

“Equity Purchase Agreement” means that certain Equity Purchase Agreement of even date herewith, by and between the Company and the purchasers of the Company’s Series A-1 Convertible Preferred Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Facilities” means any and all Real Property Assets (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Financial Plan” means, in respect of any Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to Section 10.2(a)(iv) and 10.2(a)(v) and Permitted Encumbrances in existence as of the Closing Date) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to Section 10.2) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries ending December 31 of each calendar year.

“Foreign Plan” means any employee benefit plan maintained by the Company or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Government Authority other than the United States of America, any state thereof or any other political subdivision thereof.

“Foreign Pledge Agreement” means each pledge agreement or similar instrument governed by the laws of a country other than the United States, executed from time to time after the Closing Date in accordance with Section 9.7 by the Company or any Domestic Subsidiary that owns Capital Stock of one or more Foreign Subsidiaries organized in such country, in form and substance satisfactory to the Collateral Agent.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Source Agreement” is defined in Section 22.6.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability the Company.

“Governmental Authority” means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

“Guarantors” means the Subsidiary Guarantors.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(i) to purchase such indebtedness or obligation or any property constituting security therefor;

(ii) to advance or supply funds (x) for the purchase or payment of such indebtedness or obligation, or (y) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(iii) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(iv) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively, and not entered into for speculative purposes.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Indebtedness” with respect to any Person means, at any time, without duplication,

a)	its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

b)	its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

c)	all Synthetic Lease Obligations and all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

d)	all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and

e)	all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money).

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (i) through (v) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness. Indebtedness of any Person shall include the Indebtedness of any partnership or Joint Venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is, by its terms, non-recourse to the assets of such Person other than as a result of customary exclusions.

“Indemnified Party” is defined in Section 16.

“Institutional Investor” means (a) any original Lender, (b) any holder of a Note holding more than 10% of the aggregate principal amount of the Loans then outstanding, and (c) any bank, trust the Company, savings and loan association or other financial institution, any pension plan, any investment the Company, any insurance the Company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of the Company and its Subsidiaries, taken as a whole.

“Intercreditor Agreement” means an intercreditor agreement between the agent for the Working Capital Facility and the Agent, on terms and conditions reasonably satisfactory to the Agent.

“Interest Payment Date” means (a) each July 1, October 1, January 1 and April 1 commencing October 1, 2006, provided if any such day is not a Business Day, such Interest Payment Date shall be extended to the next succeeding Business Day and interest shall accrue for each day of such extension and (b) the date of any payment of principal in accordance with this Agreement.

“Interest Period” means a period commencing on a Interest Payment Date and ending on the next succeeding Interest Payment Date determined under clause (a) of the definition thereof; provided that (x) the first Interest Period for any Loan shall commence on the Closing Date and end on the next succeeding Interest Payment Date, and (b) no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which the Company or any of its Subsidiaries is a party.

“Interest Rate Determination Date” means, in respect of any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Inventory” has the meaning given thereto in the UCC as in effect on the date hereof.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of the Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Company from any Person other than the Company or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the Company or its Subsidiaries and deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Subsidiaries) or other extension of credit or capital contribution (by means of any transfer of cash or other Property to others or any payment for Property or services for the account or use of others) by the Company or any of its Subsidiaries to any other Person (other than a Wholly-Owned Domestic Subsidiary of the Company), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment) plus, in the case of Interest Rate Agreements or Currency Agreements, the obligations thereunder as determined pursuant to the definition of “Swap”.

“Investor Rights Agreement” means that certain Investor Rights Agreement of even date herewith, by and between the Company and the holders of the Company’s Series A-1 Convertible Preferred Stock from time to time.

“IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Landlord Consent, Estoppel and Collateral Access Agreement”, with respect to any Leasehold Property, means a letter, certificate or other instrument in writing from the lessor under the related lease, satisfactory in form and substance to the Collateral Agent, pursuant to which such lessor agrees, for the benefit of the Collateral Agent, (a) that such lessor shall give the Collateral Agent notice of any default under, or termination of, such lease, (b) that the Collateral Agent and/or its designated representatives may have access to all Collateral located on the Leasehold Property during reasonable business hours, including for a period reasonably acceptable to the Collateral Agent after termination of such lease, that such lessor will not hinder the Collateral Agent or any such representatives in enforcing the Collateral Agent’s or the Secured Parties’ remedies with respect to the Collateral and that such lessor waives any rights, claims, interest or liens with respect to such Collateral and (c) to such other matters relating to such Leasehold Property as the Collateral Agent may reasonably request.

“Leasehold Property” means any leasehold interest of any Loan Party (other than a Foreign Subsidiary) as lessee under any lease of real property.

“Lenders” is defined in the first paragraph of this Agreement.

“LIBOR” means, for any date of determination, the one-month London Interbank Offered Rate (rounded upward to the nearest 1/16 of one percent) that appears on Bloomberg as of approximately 11:00 a.m. (Los Angeles time) on such date of determination; provided, that if such index ceases to exist or is no longer published or announced, then the term “LIBOR” means the one-month London Interbank Offered Rate (rounded upward to the nearest 1/16 of one percent) as published in The Wall Street Journal on such date of determination, and if this later index ceases to exist or is no longer published or announced, then the term “LIBOR” means the Prime Rate (rounded upward to the nearest 1/16 of one percent) as published in The Wall Street Journal on such date of determination. LIBOR shall be determined on any date of determination by the Agent or, if no Agent then exists, by the Lender of the Loan on which interest is owed.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement, Capital Lease or Synthetic Lease, upon or with respect to any Property of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements) or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” and “Loans” have the meanings given to such terms in Section 2.1(a) of the Agreement.

“Loan Documents” means this Agreement, the Notes, the Subsidiary Guaranty, the Intercreditor Agreement and each Collateral Document and any other agreement or document entered into by the Collateral Agent, Agent or the Lenders in connection with the transactions contemplated by the Loan Documents.

“Loan Parties” means the Company and the Guarantors.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets, properties or prospects of the Company and its Subsidiaries taken as a whole, or (b) the ability of any Loan Party to perform its obligations under this Agreement or any other Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement or any other Loan Document.

“Material Contract” means any contract or other arrangement to which the Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Leasehold Property” means a Leasehold Property reasonably determined by the Collateral Agent to be of material value as Collateral or of material importance to the operations of the Company or any of its Subsidiaries; provided, however that, excepting any such Leasehold Properties set forth on Schedule 4.10 annexed hereto, no Leasehold Property with respect to which the aggregate amount of all rents payable during any one Fiscal Year never exceeds $1,000,000 shall be a “Material Leasehold Property.”

“Maturity Date” means June 26, 2011.

“Maximum Consolidated Capital Expenditures Amount” is defined in Section 10.8.

“Merger Agreement” has the meaning specified therefor in the recitals to the Agreement.

“Merger Consideration” has the meaning specified therefor in the recitals to the Agreement.

“Mortgage” means a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, in such form as may be approved by the Collateral Agent in its sole discretion, in each case with such changes thereto as may be recommended by the Collateral Agent’s local counsel based on local laws or customary local mortgage or deed of trust practices. “Mortgages” means all such instruments, including any Additional Mortgages.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds”, with respect to any Asset Sale, means cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale; provided, however, that Net Asset Sale proceeds shall not include any cash payments received from any Asset Sale by a Foreign Subsidiary unless such proceeds may be repatriated (by reason of a repayment of an intercompany note or otherwise) to the United States without (in the reasonable judgment of Company) resulting in a material tax liability to Company.

“Net Debt Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the incurrence of Indebtedness by the Company or any of its Subsidiaries.

“Net Insurance/Condemnation Proceeds” means any cash payments or proceeds received by the Company or any of its Subsidiaries (a) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of the Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by the Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Company or such Subsidiary in respect thereof.

“Notes” is defined in Section 2.1(c).

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to the Collateral Agent, the Agent, the Lenders or any of them under the Loan Documents, whether for principal, interest, premium, fees, expenses, indemnification or otherwise.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Operating Lease”, as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Organizational Documents” means with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, operating agreement, members agreement, partnership agreement, voting trust, or similar agreement or instrument governing the formation or operation of such Person.

“Other Taxes” is defined in Section 22.3(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, and, for purposes of Section 11(j), any Foreign Plan.

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien imposed by a Government Authority in connection with any Foreign Plan, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

a)	Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by Section 9.2;

b)	statutory Liens of landlords, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

c)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

d)	any attachment or judgment Lien not constituting an Event of Default under Section 11(i);

e)	licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

f)	easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

g)	any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

h)	Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

i)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

j)	any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

k)	Liens granted pursuant to the Collateral Documents; and

l)	Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Company and its Subsidiaries.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

“Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Property” or “Properties” means, unless otherwise specifically limited, real, personal or mixed assets or property of any kind, tangible or intangible, choate or inchoate.

“PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of the Collateral Agent, desirable in order to create or perfect Liens on any IP Collateral.

“Real Property Asset” means, at any time of determination, any interest then owned (whether in fee, leasehold or otherwise) by any Loan Party (other than any Foreign Subsidiary) in any real property.

“Related Agreements” means the Merger Agreement and the other material documents related to the Merger (including all schedules, exhibits, amendments, supplements, modifications and assignments.

“Related Transactions” means the transactions contemplated by the Related Agreements.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Required Lenders” means, at any time, the Lenders of more than 50% in principal amount of the Loans at the time outstanding.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Company or any of its Subsidiaries now or hereafter outstanding (other than repurchases of forfeited restricted Capital Stock of the Company from the Company’s employees, officers, directors and consultants pursuant to equity incentive plans approved by the Company’s Board of Directors), (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Company or any of its Subsidiaries now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness, including, without limitation, any Subordinated Indebtedness.

“Secured Parties” has the meaning given thereto in the Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Accounts” is defined in the UCC.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Agreement” means the Security Agreement among the Company, the Subsidiary Guarantors and the Collateral Agent, substantially in the form of Exhibit G.

“Security Agreement Joinder” shall mean the Joinder Agreement substantially in the form of Annex 8 of the Security Agreement.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series A-1 Convertible Preferred Stock” shall mean the Series A-1 Convertible Preferred Stock of the Company, with an initial aggregate liquidation preference of $75,000,000, issued pursuant to the Certificate of Designations.

“Solvent”, with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the Property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Solvency Certificate” is defined in Section 4.15.

“Subordinated Indebtedness” means Indebtedness that (a) does not have any scheduled principal payment, mandatory principal prepayment, sinking fund payment or similar payment due prior to the maturity date of the Loans, (b) is not secured by any Lien on any Property, (c) is subordinated on terms and conditions reasonably satisfactory to the Required Lenders and (d) is subject to such covenants and events of default as may be reasonably acceptable to the Required Lenders.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company after giving effect to the Merger.

“Subsidiary Guarantor” means each Person that has executed and delivered the Subsidiary Guaranty (whether as an original signatory thereto or pursuant to a Subsidiary Guaranty Joinder) and shall include, without limitation, each Domestic Subsidiary of the Company, Princeton and each Domestic Subsidiary of Princeton.

“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by each of the Subsidiary Guarantors, substantially in the form of Exhibit F.

“Subsidiary Guaranty Joinder” shall mean the Joinder Agreement substantially in the form of Annex 1 to the Subsidiary Guaranty.

“Swaps” means, with respect to any Person, payment obligations with respect to Interest Rate Agreements, Currency Agreements, Hedge Agreements and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Synthetic Lease” means (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“Synthetic Lease Obligation” means the monetary obligation of a Person under a Synthetic Lease.

“Taxes” is defined in Section 22.3(a).

“Terrorism Order” is defined in Section 5.21(a).

“Title Company” means one or more title insurance companies reasonably satisfactory to the Collateral Agent.

“Transaction Costs” means the fees, costs and expenses incurred by the Company and its Subsidiaries in connection with the transactions contemplated by the Loan Documents, the Equity Documents and the Related Agreements (including, without limitation, fees, costs and expenses payable to investment banks, accountants, attorneys, advisors and consultants, signing bonuses, M&A fees, success fees and advisory fees, incurred in connection with the transactions contemplated hereby and thereby).

“Transferee” means any direct or indirect transferee of all or any part of a Loan in accordance with Section 13.2 or Section 22 as registered in the register maintained by the Company pursuant to Section 13.1.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

“Working Capital Facility” means a credit facility for working capital in an amount up to $15,000,000 on terms and conditions, and in an amount, satisfactory to the Agent in its reasonable discretion.

“Yield Enhancement Fee” is defined in Section 3.3.